UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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NIKE, Inc.

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NIKE, Inc.

One Bowerman Drive

Beaverton, Oregon 97005-6453

July 27, 2009

To Our Shareholders:

You are cordially invited to attend the annual meeting of shareholders of NIKE, Inc. to be held at the Tiger Woods Conference Center, One Bowerman Drive, Beaverton, Oregon 97005-6453, on Monday, September 21, 2009, at 10:00 A.M. Pacific Time. Registration will begin at 9:00 A.M.

The meeting will consist of a brief presentation followed by the business items listed on the attached notice.

Whether or not you plan to attend, the prompt execution and return of your proxy card will both assure that your shares are represented at the meeting and minimize the cost of proxy solicitation.

Sincerely,

Philip H. Knight

Chairman of the Board

Notice of Annual Meeting of Shareholders

September 21, 2009

To the Shareholders of NIKE, Inc.

The annual meeting of shareholders of NIKE, Inc., an Oregon corporation, will be held on Monday, September 21, 2009, at 10:00 A.M., at the Tiger Woods Conference Center, One Bowerman Drive, Beaverton, Oregon 97005-6453, for the following purposes:

1.	To elect a Board of Directors for the ensuing year.

2.	To approve an amendment to the NIKE, Inc. Employee Stock Purchase Plan.

3.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.

4.	To transact such other business as may properly come before the meeting.

All shareholders are invited to attend the meeting. Shareholders of record at the close of business on July 24, 2009, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting. You must present your proxy or voter instruction card or meeting notice for admission.

By Order of the Board of Directors

JOHN F. COBURN III

Secretary

Beaverton, Oregon

July 27, 2009

Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope, or vote by telephone or over the internet following the instructions on the proxy.

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of NIKE, Inc. (“NIKE” or the “Company”) for use at the annual meeting of shareholders to be held on September 21, 2009, and at any adjournment thereof (the “Annual Meeting”). The Company expects to provide notice and electronic delivery of this proxy statement and the enclosed proxy to shareholders on or about August 3, 2009.

The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without extra compensation, may also solicit proxies personally or by telephone. Copies of proxy solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to the beneficial owners of shares held in their names.

All valid proxies properly executed and received by the Company prior to the Annual Meeting will be voted in accordance with the instructions specified in the proxy. Where no instructions are given, shares will be voted (1) FOR the election of each of the named nominees for director, (2) FOR the amendment of the NIKE, Inc. Employee Stock Purchase Plan, and (3) FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.

A shareholder giving the enclosed proxy has the power to revoke it at any time before it is exercised by affirmatively electing to vote in person at the meeting or by delivering to John F. Coburn III, Secretary of NIKE, either an instrument of revocation or an executed proxy bearing a later date.

VOTING SECURITIES

Holders of record of NIKE’s Class A Common Stock (“Class A Stock”) and holders of record of NIKE’s Class B Common Stock (“Class B Stock”), at the close of business on July 24, 2009, will be entitled to vote at the Annual Meeting. On that date, 95,299,318 shares of Class A Stock and 390,631,331 shares of Class B Stock were issued and outstanding. Neither class of Common Stock has cumulative voting rights. All share and per-share amounts in this proxy statement have been adjusted to reflect the two-for-one stock split of the Class A Stock and the Class B Stock effected on April 2, 2007 in the form of a 100 percent common stock dividend.

Each share of Class A Stock and each share of Class B Stock is entitled to one vote on every matter submitted to the shareholders at the Annual Meeting. With regard to Proposal 1, the election of directors, the holders of Class A Stock and the holders of Class B Stock will vote separately. Holders of Class B Stock are currently entitled to elect 25 percent of the total Board, rounded up to the next whole number. Holders of Class A Stock are currently entitled to elect the remaining directors. Under this formula, holders of Class B Stock, voting separately, will elect three directors, and holders of Class A Stock, voting separately, will elect nine directors. Holders of Class A Stock and holders of Class B Stock will vote together as one class on Proposals 2 and 3.

PROPOSAL 1

ELECTION OF DIRECTORS

A Board of 12 directors will be elected at the Annual Meeting. All of the nominees were elected at the 2008 annual meeting of shareholders, except for John C. Lechleiter, who was appointed to the Board of Directors on June 18, 2009. Directors will hold office until the next annual meeting of shareholders or until their successors are elected and qualified.

Jill K. Conway, Alan B. Graf, Jr., and John C. Lechleiter are nominated by the Board of Directors for election by the holders of Class B Stock. The other nine nominees are nominated by the Board of Directors for election by the holders of Class A Stock.

Under Oregon law, if a quorum of each class of shareholders is present at the Annual Meeting, the nine director nominees who receive the greatest number of votes cast by holders of Class A Stock and the three director nominees who receive the greatest number of votes cast by holders of Class B Stock will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the nominees listed below. If any nominee becomes unable to serve, the holders of the proxies may, in their discretion, vote the shares for a substitute nominee or nominees designated by the Board of Directors.

The Corporate Governance Guidelines adopted by the Board of Directors provide that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Committee shall recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision within 90 days of the certification of the election results.

Background information on the nominees as of July 15, 2009, appears below:

Nominees for Election by Class A Shareholders

John G. Connors — Mr. Connors, 50, a director since 2005, is a partner in Ignition Partners LLC, a Seattle-area venture capital firm. Mr. Connors served as Senior Vice President and Chief Financial Officer of Microsoft Corporation from December 1999 to May 2005. He joined Microsoft in 1989 and held various management positions, including Corporate Controller from 1994 to 1996, Vice President, Worldwide Enterprise Group in 1999, and Chief Information Officer from 1996 to 1999. Mr. Connors is a member of the Board of Trustees — Swedish Medical Center, and also member of the Board of Directors of Jobster, Inc., Admit One Security, Inc., FiREapps, Inc., DataSphere Technologies, Inc., Splunk Inc., the Washington Policy Center, and the University of Washington Tyee Club.

Timothy D. Cook — Mr. Cook, 48, a director since 2005, is the Chief Operating Officer of Apple, Inc. Mr. Cook joined Apple in March 1998 as Senior Vice President of Worldwide Operations and also served as Executive Vice President, Worldwide Sales and Operations. Mr. Cook was Vice President, Corporate Materials for Compaq Computer Corporation from 1997 to 1998. Previous to his work at Compaq, Mr. Cook served in the positions of Senior Vice President Fulfillment and Chief Operating Officer of the Reseller Division at Intelligent Electronics from 1994 to 1997. Mr. Cook also worked for International Business Machines Corporation from 1983 to 1994, most recently as Director of North American Fulfillment.

Ralph D. DeNunzio — Mr. DeNunzio, 77, a director since 1988, is President of Harbor Point Associates, Inc., Rye Brook, New York, a private investment and consulting firm. Mr. DeNunzio was employed by the investment banking firm of Kidder, Peabody & Co. Incorporated from 1953 to 1987, where he served as President from 1977 to 1986, as Chief Executive Officer from 1980 to 1987 and as Chairman of the Board of Directors from 1986 to 1987. Mr. DeNunzio served as Vice Chairman and Chairman of the Board of Governors of the New York Stock Exchange from 1969 to 1972 and was President of the Securities Industry Association in 1981. In 1970, Mr. DeNunzio headed the Securities Industry Task Force, which led to enactment of the Securities Investor Protection Act of 1970 and establishment of the Securities Investor Protection Corporation.

Douglas G. Houser — Mr. Houser, 74, a director since 1970, has been a partner in the Portland, Oregon law firm of Bullivant, Houser, Bailey since 1965. Mr. Houser is a trustee of Willamette University and a Fellow in the American College of Trial Lawyers, and has served as a member of the Board of Governors and Treasurer of the Oregon State Bar Association and as a Director of the Rand Corporation, Institute for Civil Justice Board of Overseers, and the National Judicial College Foundation Board.

Philip H. Knight — Mr. Knight, 71, a director since 1968, is Chairman of the Board of Directors of NIKE. Mr. Knight is a co-founder of the Company and, except for the period from June 1983 through September 1984, served as its President from 1968 to 1990, and from June 2000 to 2004. Prior to 1968, Mr. Knight was a certified public accountant with Price Waterhouse and Coopers & Lybrand and was an Assistant Professor of Business Administration at Portland State University.

Mark G. Parker — Mr. Parker, 53, has been President and Chief Executive Officer and a director since 2006. He has been employed by NIKE since 1979 with primary responsibilities in product research, design and development, marketing, and brand management. Mr. Parker was appointed divisional Vice President in charge of development in 1987, corporate Vice President in 1989, General Manager in 1993, Vice President of Global Footwear in 1998, and President of the NIKE Brand in 2001.

Johnathan A. Rodgers — Mr. Rodgers, 63, a director since 2006, is the President and Chief Executive Officer of TV One, LLC. Prior joining TV One, LLC in March 2003, Mr. Rodgers was President, Discovery Networks US for Discovery Communications, Inc. from 1996 to 2003. Prior to his work at

Discovery Communications, Mr. Rodgers had a 20-year career at CBS, Inc. where he held a variety of executive positions, including President, CBS Television Stations. Mr. Rodgers is also a director of Procter & Gamble Company, a Trustee of the University of California — Berkeley, and a director of the National Cable Telecommunication Association.

Orin C. Smith — Mr. Smith, 67, a director since 2004, was President and Chief Executive Officer of Starbucks Corporation from 2000 to 2005. He joined Starbucks as Vice President and Chief Financial Officer in 1990, became President and Chief Operating Officer in 1994, and became a director of Starbucks in 1996. Prior to joining Starbucks, Mr. Smith spent a total of 14 years with Deloitte & Touche. He was later the Executive Vice President and Chief Financial Officer of two transportation companies. Between these assignments, he was Chief Policy and Finance Officer in the administrations of two Washington State Governors. Mr. Smith is also a member of the Board of Directors of The Walt Disney Company.

John R. Thompson, Jr. — Mr. Thompson, 68, a director since 1991, was head coach of the Georgetown University men’s basketball team from 1972 until 1998. Mr. Thompson was head coach of the 1988 United States Olympic basketball team. He hosts a sports radio talk show in Washington, D.C., and is a nationally broadcast sports analyst for Turner Network Television (TNT) and the Westwood One, Inc. radio network. He serves as Assistant to the President of Georgetown for Urban Affairs, and he is a past President of the National Association of Basketball Coaches and presently serves on its Board of Governors.

Nominees for Election by Class B Shareholders

Jill K. Conway — Dr. Conway, 75, a director since 1987, served as a Visiting Scholar with the Massachusetts Institute of Technology’s Program in Science, Technology and Society from 1985 to 2008. Dr. Conway was a Professor of History and President of Smith College, Northampton, Massachusetts, from 1975 to 1985. She was affiliated with the University of Toronto from 1964 to 1975, and held the position of Vice President, Internal Affairs from 1973 to 1975. Dr. Conway holds numerous Honorary Doctorates from North American universities. She is also a director of Colgate-Palmolive Company and a former director of Merrill Lynch & Co., Inc.

Alan B. Graf, Jr. — Mr. Graf, 55, a director since 2002, is the Executive Vice President and Chief Financial Officer of FedEx Corporation, a position he has held since 1998, and is a member of FedEx Corporation’s Executive Committee. Mr. Graf joined FedEx Corporation in 1980 and was Senior Vice President and Chief Financial Officer for FedEx Express, FedEx’s predecessor, from 1991 to 1998. He is also a director of Mid-America Apartment Communities, Inc.

John C. Lechleiter — Dr. Lechleiter, 55, appointed a director on June 18, 2009, is Chairman of the Board, President, and Chief Executive Officer of Eli Lilly and Company (“Lilly”). He joined Lilly in 1979 as a senior organic chemist in the process research and development division, and has held management positions in England and the U.S. He was appointed Vice President of pharmaceutical product development in 1993, Vice President of regulatory affairs in 1994, Vice President for development and regulatory affairs in 1996, Senior Vice President of pharmaceutical products in 1998, Executive Vice President of pharmaceutical products and corporate development in 2001, and Executive Vice President of pharmaceutical operations in 2004. Dr. Lechleiter was appointed president and chief operating officer of Lilly in 2005, when he also joined Lilly’s board of directors. He was apppointed president and chief executive officer in April 2008 and became chairman on January 1, 2009. He has a doctorate in organic chemistry from Harvard University and is a member of the Business Roundtable and the Business Council. Dr. Lechleiter serves on the board of directors of Pharmaceutical Research and Manufacturers of America, Fairbanks Institute, the United Way of Central Indiana, and Indianapolis Downtown, Inc. He also serves as a member of the board of trustees of Xavier University (Cincinnati, Ohio).

Board of Directors and Committees

The Board currently has an Executive Committee, an Audit Committee, a Nominating and Corporate Governance Committee, a Finance Committee, a Corporate Responsibility Committee, and a Compensation Committee, and may also appoint other committees from time to time. Each committee has a written charter; all such charters, as well as the Company’s corporate governance guidelines, are available at the Company’s internet website (www.nikebiz.com/investors) and will be provided in print to any shareholder who submits a request in writing to NIKE Investor Relations, One Bowerman Drive, Beaverton, Oregon 97005-6453. There were six meetings of the Board of Directors during the last fiscal year. Each director attended at least 75 percent of the total number of meetings of the Board of Directors and committees on which he or she served. The Company encourages all directors to attend each annual meeting of shareholders, and all directors attended the 2008 Annual Meeting.

Pursuant to New York Stock Exchange rules, in order for a director to qualify as “independent,” the Board of Directors must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence. The rules permit the Board to adopt categorical standards under which relationships will be deemed immaterial without any specific Board determination. Accordingly, the Board has determined that commercial or charitable relationships below the following thresholds will not be considered material relationships that impair a director’s independence: (i) if a NIKE director or immediate family member is an executive officer of another company that does business with NIKE and the annual sales to, or purchases from, NIKE are less than one percent of the annual revenues of the other company; and (ii) if a NIKE director or immediate family member serves as an officer, director or trustee of a charitable organization, and NIKE’s contributions to the organization are less than one percent of that organization’s total annual charitable receipts. After applying this categorical standard, the Board of Directors has determined that all directors have no material relationship with the Company and, therefore, are independent, except for Messrs. Knight, Parker, and Thompson. Mr. Knight and Mr. Parker are executive officers of the Company. Mr. Thompson is not independent pursuant to New York Stock

Exchange rules, because the Company has a contract with his son, who is the head basketball coach at Georgetown University, to provide endorsement and consulting services to the Company through August 2009, under which the Company paid to him $141,241 for services, product, and travel in the prior fiscal year, fiscal 2008. It is anticipated that the Company will enter into a new contract with Mr. Thompson’s son upon the expiration of his current contract.

Executive sessions of non-management directors (consisting of all directors other than Mr. Knight and Mr. Parker) are regularly scheduled and held at least once each year. The position of presiding director at these executive sessions is rotated among the Chairs of the various Board committees, other than the Executive Committee, so there is no single lead director. The current presiding director at the executive sessions is Dr. Conway.

The Executive Committee of the Board is currently composed of Messrs. Knight (Chairman), Parker, and Houser. The Executive Committee is authorized to act on behalf of the Board on all corporate actions for which applicable law does not require participation by the full Board. In practice, the Executive Committee acts in place of the full Board only when emergency issues or scheduling make it difficult or impracticable to assemble the full Board. All actions taken by the Executive Committee must be reported at the next Board meeting. The Executive Committee held no formal meetings during the fiscal year ended May 31, 2009, but took actions from time to time pursuant to written consent resolutions.

The Audit Committee is currently composed of Messrs. Graf (Chairman), Connors, and Smith. The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements under the New York Stock Exchange listing standards. The Board has also determined that Mr. Graf is an “audit committee financial expert” as defined in regulations adopted by the Securities and Exchange Commission. The Audit Committee is responsible for the engagement or discharge of the independent registered public accountants, reviews and approves services provided by the independent registered public accountants, and reviews with the independent registered public accountants the scope and results of their annual examination of the Company’s consolidated financial statements and any recommendations they may have. The Audit Committee also reviews the Company’s procedures with respect to maintaining books and records, the adequacy and implementation of internal auditing, accounting, disclosure, and financial controls, and the Company’s policies concerning financial reporting and business practices. The Audit Committee met 13 times during the fiscal year ended May 31, 2009.

The Nominating and Corporate Governance Committee is currently composed of Mr. DeNunzio (Chairman), Dr. Conway, Mr. Houser, and Mr. Cook. The Board has determined that each member of the Nominating and Corporate Governance Committee meets all applicable independence requirements under the New York Stock Exchange listing standards. The Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, recommends director nominees for election at each annual shareholder meeting, and develops and recommends corporate governance guidelines and standards for business conduct and ethics. The Committee also oversees the annual self-evaluations of the

Board and its committees and makes recommendations to the Board concerning the structure and membership of the other Board committees. Company policy requires the Nominating and Corporate Governance Committee to review any transaction or proposed transaction with a related person and to determine whether to ratify or approve the transaction, with ratification or approval to occur only if the Committee determines that the transaction is fair to the Company or that approval or ratification of the transaction is in the interest of the Company. The Nominating and Corporate Governance Committee met four times during the fiscal year ended May 31, 2009.

The Finance Committee is currently composed of Messrs. Smith (Chairman), Connors, and DeNunzio. The Finance Committee considers long-term financing options and needs of the Company, long-range tax and currency issues facing the Company, and management recommendations concerning major capital expenditures and material acquisitions or divestments. The Finance Committee met five times during the fiscal year ended May 31, 2009.

The Corporate Responsibility Committee is currently composed of Dr. Conway (Chair), Mr. Houser, Dr. Lechleiter, Mr. Rodgers, and Mr. Thompson. The Corporate Responsibility Committee reviews significant activities and policies regarding labor and environmental practices, community affairs, charitable and foundation activities, diversity and equal opportunity, and environmental and sustainability initiatives, and makes recommendations to the Board of Directors. The Corporate Responsibility Committee met four times during the fiscal year ended May 31, 2009.

The Compensation Committee is currently composed of Mr. DeNunzio (Chairman), Mr. Cook, Dr. Lechleiter, and Mr. Rodgers. The Compensation Committee oversees the performance evaluation of the Chief Executive Officer and our other Named Executive Officers, and recommends their compensation for approval by the independent members of the Board of Directors. The Compensation Committee also grants stock options and restricted stock bonuses under the NIKE, Inc. 1990 Stock Incentive Plan, and determines targets and awards under the NIKE, Inc. Executive Performance Sharing Plan and the NIKE, Inc. Long-Term Incentive Plan. The Committee also makes recommendations to the Board regarding other management incentive compensation arrangements and profit sharing plan contributions. The Compensation Committee met seven times during the fiscal year ended May 31, 2009.

Director Nominations

The Nominating and Corporate Governance Committee identifies potential director candidates through a variety of means, including recommendations from members of the Committee or the Board, suggestions from Company management, and shareholder recommendations. The Committee also may, in its discretion, engage director search firms to identify candidates. Dr. Lechleiter was identified by a director search firm, which also provided information about his qualifications and experience. Shareholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by submitting a written recommendation to the Committee, c/o John F. Coburn III, Secretary, NIKE, Inc., One

Bowerman Drive, Beaverton, Oregon 97005-6453. The recommendation should include the candidate’s name, age, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in the Company’s proxy statement and to serve as a director, if elected.

The Board of Directors has adopted qualification standards for the selection of independent nominees for director which can be found at our internet website: www.nikebiz.com/investors. As provided in the these standards and the Company’s Corporate Governance Guidelines, nominees for director are selected on the basis of, among other things, distinguished business experience or other non-business achievements; education; significant knowledge of international business, finance, marketing, technology, law, or other fields which are complementary to, and balance the knowledge of other Board members; a desire to represent the interests of all shareholders; independence; character; ethics; good judgment; diversity; and ability to devote substantial time to discharge Board responsibilities. In considering the re-nomination of an incumbent director, the Nominating and Corporate Governance Committee reviews the director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation and quality of performance, as well as any special skills or diversity that such director brings to the Board. All potential new director candidates, whether recommended by shareholders or identified by other means, are initially screened by the Chair of the Nominating and Corporate Governance Committee, who may seek additional information about the background and qualifications of the candidate, and who may determine that a candidate does not have qualifications that merit further consideration by the full committee. With respect to new director candidates who pass the initial screening, the Nominating and Corporate Governance Committee meets to discuss and consider each candidate’s qualifications and potential contributions to the Board, and determines by majority vote whether to recommend such candidates to the Board of Directors. The final decision to either elect a candidate to fill a vacancy between Annual Meetings or include a candidate on the slate of nominees proposed at an Annual Meeting is made by the Board of Directors.

Directors first elected after the 1993 fiscal year must retire at age 72.

Shareholder Communications with Directors

Shareholders or interested parties desiring to communicate directly with the Board of Directors, with the non-management directors, or with any individual director, may do so in writing addressed to the intended recipient or recipients, c/o John F. Coburn III, Secretary, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005-6453. All such communications will be reviewed, compiled as necessary, and then forwarded to the designated recipient or recipients in a timely manner.

Code of Business Conduct and Ethics

The NIKE Code of Ethics (“Code”) is available at the Company’s internet website (www.nikebiz.com) and will be provided in print without charge to any shareholder who submits a request in writing to NIKE

Investor Relations, One Bowerman Drive, Beaverton, Oregon 97005-6453. The Code applies to the Company’s chief executive officer and senior financial officers, and to all other Company directors, officers and employees. The Code provides that any waiver of the Code may be made only by the Board. Any such waiver in favor of a director or executive officer will be publicly disclosed. The Company plans to disclose amendments to, and waivers from, the Code on the Company’s internet website: www.nikebiz.com/investors.

Director Compensation for Fiscal 2009

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2) ($)	All Other Compensation (3) ($)	Total ($)
John G. Connors	$74,000	$68,767	—	$20,300	$163,067
Jill K. Conway	60,000	68,767	—	19,980	148,747
Timothy D. Cook	69,500	68,767	—	20,300	158,567
Ralph D. DeNunzio	95,500	85,960	—	20,300	201,760
Alan B. Graf, Jr.	83,000	68,767	—	5,300	157,067
Douglas G. Houser	68,000	85,960	$53,009	10,300	217,269
Jeanne P. Jackson (4)	57,667	68,767	—	5,300	131,734
John C. Lechleiter (5)	0	0	—	0	0
Johnathan A. Rodgers	67,500	68,767	—	300	136,567
Orin C. Smith	83,000	68,767	—	20,300	172,067
John R. Thompson, Jr.	43,000	68,767	—	30,714	142,481

(1)

Represents the amount of compensation expense recognized under FAS 123R in fiscal 2009 with respect to annual director options granted in fiscal 2009 and fiscal 2008, disregarding estimated forfeitures. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model, and is recognized ratably over the one-year vesting period. On September 22, 2008, each listed director other than Messrs. DeNunzio and Houser and Dr. Lechleiter was granted an option for 4,000 shares with an exercise price of $63.15 per share, which was the closing market price of our Class B Common Stock on the grant date. The grant date fair value of each of these options was $76,640, or $19.16 per share covered by the option. On September 22, 2008, each of Messrs. DeNunzio and Houser was granted an option for 5,000 shares with an exercise price of $63.15 per share, which was the closing market price of our Class B Common Stock on the grant date. The grant date fair value of each of these options was $95,800, or

$19.16 per share covered by the option. The assumptions made in determining the grant date fair values of options under FAS 123R are disclosed in Note 11 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended May 31, 2009. As of May 31, 2009, non-employee directors held outstanding options for the following numbers of shares of our Class B Common Stock: Mr. Connors, 34,000; Dr. Conway, 40,000; Mr. Cook, 26,000; Mr. DeNunzio, 58,000; Mr. Graf, 50,000; Mr. Houser, 20,000; Mr. Rodgers, 18,000; Mr. Smith, 42,000; and Mr. Thompson, 32,000.

(2)	Represents above-market earnings credited to the Executive Deferred Compensation Plan account of Mr. Houser during fiscal 2009.

(3)	Includes medical and life insurance premiums paid by us of $14,680 for Dr. Conway and $10,414 for Mr. Thompson. Also includes matching charitable contributions by us under the NIKE Matching Gift Program, under which directors are eligible to contribute to qualified charitable organizations and we provide a matching contribution to the charities in an equal amount, up to $20,000 in the aggregate for each director annually. In fiscal 2009, we matched contributions to charities in the following amounts: Mr. Connors, $20,000, Dr. Conway, $5,000, Mr. Cook, $20,000, Mr. DeNunzio, $20,000, Mr. Graf, $5,000, Mr. Houser, $10,000, Ms. Jackson, $5,000, Mr. Smith, $20,000, and Mr. Thompson, $20,000. Also includes sample and test products we provided to directors during the fiscal year, the value of which we estimate at $300 for each director based on our incremental cost.

(4)	On March 4, 2009, Ms. Jackson resigned as a director and commenced employment as an executive officer of the Company. Compensation for her disclosed in the above table is limited to compensation received in her capacity as a director.

(5)	Dr. Lechleiter’s service as a director commenced on June 18, 2009, which was after the end of fiscal year 2009.

Director Fees and Arrangements

Under our standard director compensation program, each non-employee director receives an annual retainer fee at the rate of $50,000 per year, a $2,000 meeting fee for each board meeting attended and a $1,000 meeting fee for each committee meeting attended. Additionally, on the date of each annual meeting of shareholders, each non-employee director receives an option to purchase 4,000 shares of our Class B Common Stock. The option has a term of ten years and an exercise price equal to the closing market price of our Class B Common Stock on the grant date. The option becomes exercisable in full on the date of the next annual meeting of shareholders. Messrs. Connors, Cook, Graf, Rodgers and Smith participate, and Ms. Jackson participated, in our standard director compensation program. Messrs. DeNunzio and Houser also participate in our standard program, except that, in exchange for electing in fiscal 2000 to participate in the standard program when it was first instituted, they each receive an annual option to purchase 5,000 shares of our Class B Common Stock, instead of 4,000 shares.

Mr. Thompson and Dr. Conway do not participate in our standard director compensation program. Pursuant to elections made in fiscal 2000, Mr. Thompson and Dr. Conway receive an annual retainer fee at the rate of $32,000 per year (instead of the $50,000 annual retainer fee paid under our standard program), a $2,000 meeting fee for each board meeting attended and a $1,000 meeting fee for each committee meeting attended. Pursuant to these elections, Mr. Thompson and Dr. Conway also receive medical insurance and $500,000 of life insurance coverage paid for by us. Additionally, on the date of each annual meeting of shareholders, Mr. Thompson and Dr. Conway each receive an annual option to purchase 4,000 shares of our Class B Common Stock on the same terms as apply to the options granted pursuant to our standard program.

Non-employee directors serving as chair to a board committee, except the Executive Committee, also receive an annual fee at the rate of $10,000 for each committee chaired, and the chair of the Audit Committee receives an annual fee at the rate of $15,000. We also pay for or reimburse our non-employee directors for travel and other expenses incurred in attending board meetings.

Philip H. Knight, as the chairman of our board of directors, is one of our executive officers, but is not a Named Executive Officer. Mr. Knight does not receive any additional compensation for services provided as a director.

Director Participation in Deferred Compensation Plan

Under our Deferred Compensation Plan, non-employee directors may elect in advance to defer up to 100 percent of the director fees paid by us, including retainer fees, committee fees and meeting fees. For a description of the plan, see “Non-Qualified Deferred Compensation in Fiscal 2009” below. In addition, in fiscal 2000, Dr. Conway and Messrs. DeNunzio, Houser, and Thompson received credits to a fully vested NIKE stock account under the Deferred Compensation Plan in exchange for their waiver of rights to future payments under a former non-employee director retirement program. The Class B shares credited to these directors’ accounts will be distributed to them upon their retirement from the Board, and the accounts are credited with quarterly dividends until distributed.

Stock Holdings of Certain Owners and Management

The following table sets forth the number of shares of each class of NIKE securities beneficially owned, as of July 15, 2009, by (i) each person known to the Company to be the beneficial owner of more than 5 percent of any class of the Company’s securities, (ii) each of the directors and nominees for director, (iii) each executive officer listed in the Summary Compensation Table (“Named Officers”), and (iv) all nominees, Named Officers, and other executive officers as a group. Because Class A Stock is convertible into Class B Stock on a share-for-share basis, each beneficial owner of Class A Stock is deemed by the Securities and Exchange Commission to be a beneficial owner of the same number of shares of Class B Stock. Therefore, in indicating a person’s beneficial ownership of shares of Class B Stock in the table, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a beneficial owner. For these reasons the table contains substantial duplications in the numbers of shares and percentages of Class A and Class B Stock shown for Mr. Knight, for Oak Hill Investment Management, L.P., and for all directors and officers as a group.

	Title of Class	Shares Beneficially Owned (1)		Percent of Class (2)
John G. Connors Bellevue, Washington	Class B	36,640	(3)	—
Jill K. Conway Boston, Massachusetts	Class B	70,395	(3) (4)	—
Timothy D. Cook Cupertino, California	Class B	22,000	(3)	—
Ralph D. DeNunzio Riverside, Connecticut	Class B	213,429	(3) (4)	—
Alan B. Graf, Jr Memphis, Tennessee	Class B	54,000		—
Douglas G. Houser Portland, Oregon	Class B	179,877	(3) (4)	—
Philip H. Knight Beaverton, Oregon	Class A Class B	91,910,094 91,923,764	(5) (5)	96.4 19.1	% %
John C. Lechleiter Indianapolis, Indiana	Class B	—		—
Mark G. Parker (6) Beaverton, Oregon	Class B	1,068,535	(3) (7)	0.3%
Johnathan A. Rodgers Silver Spring, Maryland	Class B	14,000	(3)	—
Orin C. Smith Seattle, Washington	Class B	38,000	(3)	—
John R. Thompson, Jr Washington, D.C.	Class B	43,327	(3) (4)	—

	Title of Class		Shares Beneficially Owned (1)		Percent of Class (2)
Donald W. Blair (6) Portland, Oregon	Class B		437,960	(3) (7)	0.1%
Charles Denson (6) Portland, Oregon	Class B		873,723	(3) (7) (8)	0.2%
Trevor Edwards (6) Portland, Oregon	Class B		434,814	(3) (7)	0.1%
Gary M. DeStefano (6) Beaverton, Oregon	Class B		237,159	(3) (7)	—
Sojitz Corporation of America Portland, Oregon	Preferred	(9)	300,000		100%
Oak Hill Investment Management, L.P. Fort Worth, Texas	Class B		27,599,365	(10) (11)	7.1%
FMR LLC Boston, Massachusetts	Class B		23,551,373	(11)	6.0%
All directors and executive officers as a group (23 persons)	Class A Class B		91,910,094 96,865,959	(3)	96.4 20.1	% %

(1)	A person is considered to beneficially own any shares: (a) over which the person exercises sole or shared voting or investment power, or (b) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through conversion of securities or exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

(2)	Omitted if less than 0.1 percent.

(3)	These amounts include the right to acquire, pursuant to the exercise of stock options, within 60 days after July 15, 2009, the following numbers of shares: 30,000 shares for Mr. Connors, 36,000 shares for Dr. Conway, 22,000 shares for Mr. Cook, 53,000 shares for Mr. DeNunzio, 46,000 shares for Mr. Graf, 15,000 shares for Mr. Houser, 878,750 shares for Mr. Parker, 14,000 shares for Mr. Rodgers, 38,000 shares for Mr. Smith, 28,000 shares for Mr. Thompson, 396,000 shares for Mr. Blair, 797,500 shares for Mr. Denson, 395,000 shares for Mr. Edwards, 209,500 shares for Mr. DeStefano, and 3,961,075 shares for the executive officer and director group.

(4)	Includes shares credited to accounts under the NIKE, Inc. Deferred Compensation Plan in the following amounts: 9,329 for Dr. Conway, 8,629 for Mr. DeNunzio, 9,503 for Mr. Houser, and 7,327 for Mr. Thompson.

(5)	Does not include: (a) 130,448 Class A shares owned by a corporation which is owned by Mr. Knight’s spouse, (b) 1,850,000 Class B shares held by the Knight Foundation, a charitable foundation in which Mr. Knight and his spouse are directors, (c) 2,063,103 Class B shares held by Oak Hill Strategic Partners, L.P., a limited partnership in which a company owned by Mr. Knight is a limited partner, and (d) 25,536,262 Class B shares held by Cardinal Investment Sub I L.P., a limited partnership in which Mr. Knight is a limited partner. Mr. Knight has disclaimed ownership of all such shares.

(6)	Executive officer listed in the Summary Compensation Table.

(7)	Includes shares held in accounts under the NIKE, Inc. 401(k) and Profit Sharing Plan for Messrs. Parker, Blair, Denson, Edwards and DeStefano in the amounts of 6,447, 1,990, 8,324, 3,317, and 6,567 shares, respectively.

(8)	Includes 200 shares held by a partnership in which Mr. Denson’s spouse is a general partner.

(9)	Preferred Stock does not have general voting rights except as provided by law, and under certain circumstances as provided in the Company’s Restated Articles of Incorporation, as amended.

(10)	Includes 25,536,262 Class B shares held by Cardinal Investment Sub I, L.P. and 2,063,103 Class B shares held by Oak Hill Strategic Partners, L.P. Oak Hill Investment Management, L.P. has the sole voting and dispositive power with respect to all of these Class B shares pursuant to investment management agreements. Because this power may be revoked upon notice of 60 days or less, each of Cardinal Investment Sub I., L.P. and Oak Hill Strategic Partners, L.P. may be deemed to be the beneficial owner of the Class B shares held by it.

(11)	Information provided as of December 31, 2008 in Schedule 13G filed by the shareholder.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10 percent shareholders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended May 31, 2009 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with.

Transactions with Related Persons

Mr. Knight makes his airplane available for business use by the Company for no charge. NIKE operates and maintains the aircraft. Mr. Knight has reimbursed the Company $578,158 for NIKE’s operating costs related to his personal use of this aircraft during fiscal 2009, determined based on the cost of fuel and other variable costs associated with the flights under FAR 91-501(d).

Pursuant to the terms of a past consulting agreement with the Company, the Company agreed to pay for health insurance and for life insurance policies for Howard Slusher, the father of John Slusher, Vice President of Sports Marketing, following expiration of the agreement. During fiscal 2009 the Company paid Howard Slusher $134,392 for health and life insurance premiums.

Three of Mr. Parker’s siblings are employed by the Company in non-executive roles. Bob Parker is a Strategic Account Manager, and has been employed by the Company for over 25 years; Stephen Parker is the General Manager, China-Converse, and has been employed by the Company for over 21 years; and Ann Parker is a Senior Design Recruiter, and has been employed by the Company for over 20 years. During fiscal year 2009, the Company paid aggregate compensation to Bob Parker, Stephen Parker and Ann Parker in the amounts of $321,636, $440,396, and $200,270, respectively. The compensation was consistent with compensation paid to other employees holding similar positions, and was composed of salary, performance bonus, the grant date fair value of stock options granted during the fiscal year estimated using the Black-Scholes pricing model, and profit sharing and matching contributions to Company-sponsored retirement plans.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board of Directors during the fiscal year ended May 31, 2009 were Ralph D. DeNunzio, Timothy D. Cook, Jeanne P. Jackson, and Johnathan A. Rodgers. Ms. Jackson resigned from the Compensation Committee and the board of directors on March 4, 2009, when she was appointed an officer of the Company. On June 18, 2009, the Board of Directors appointed John C. Lechleiter to the Board of Directors, and also to the Compensation Committee. The Committee is composed solely of independent, non-employee directors.

COMPENSATION DISCUSSION AND ANALYSIS

Operation of the Compensation Committee

The Compensation Committee of the Board of Directors (the “Committee”) oversees the performance evaluation of the CEO against goals and objectives set by the Committee, and based on the evaluation, recommends the CEO’s compensation to the independent members of the Board of Directors. Subject to the approval of the independent members of the Board of Directors, the Committee also determines the compensation of our other Named Executive Officers. The Committee also oversees the performance evaluation of those officers and the administration of our executive compensation programs. The Committee receives recommendations from the CEO as to compensation of other Named Executive Officers, and the CEO participates in Committee discussions regarding the compensation of those officers. The Committee meets in executive session without the CEO to determine his compensation. The Committee is comprised of Ralph D. DeNunzio (Chairman), Timothy D. Cook, John C. Lechleiter, and Johnathan A. Rodgers, each of whom is an independent director under applicable New York Stock Exchange listing standards. The Committee operates pursuant to a written charter that is available on our website at: www.nikebiz.com/investors.

Each year, the Committee reviews our executive total compensation programs to ensure that they continue to reflect the Committee’s commitment to link executive compensation with the creation of value for our shareholders. The programs have been designed to deliver total compensation that motivates and rewards short and long-term financial performance to maximize shareholder value, and to be externally competitive to attract and retain outstanding and diverse executive talent. The Committee has the sole authority under its charter to retain compensation consultants engaged to assist the Committee in evaluating the compensation of executive officers, but the Committee has not retained any such consultants. In conducting the annual review, the Committee considers information provided by our human resources staff. Our human resources staff retains Hewitt Associates and Towers Perrin, both independent compensation consulting firms, to provide surveys and reports containing competitive market data. The staff uses this information to make recommendations to the Committee concerning executive compensation. These consultants do not, however, formulate executive compensation strategies for NIKE or recommend individual executive compensation. The Committee reviews summaries prepared by our human resources staff and uses this data as well as reliance on the Committee’s collective experience and judgment to set executive compensation.

Use of Market Survey Data

To help establish competitive ranges of base salary and incentive compensation opportunities for purposes of making recommendations to the Committee, our human resources staff uses competitive market data from surveys and reports prepared by Hewitt Associates and Towers Perrin. We use two benchmarks. One is a broad group of companies across many industries with revenues of $10 billion or more. The second benchmark we use is a peer group of companies with revenues of $9 billion or more. For fiscal 2009, the Committee revised the peer group to more closely resemble companies that have similar size of revenue, have similar products or markets, or reflect the companies with which we compete for executive talent. As a result, our peer group was refined from 24 to 14 companies.

For purposes of setting executive compensation for fiscal 2009, the companies in this peer group were as follows:

Company	Reported Fiscal Year	Revenue (in millions)
Apple Inc.	09/08	$32,479.0
The Coca-Cola Company	12/08	$31,994.0
Colgate-Palmolive Company	12/08	$15,329.9
FedEx Corp.	05/08	$37,953.0
Gap Inc.	01/09	$14,526.0
General Mills Inc.	05/08	$13,652.1
Google Inc.*	12/08	$21,795.6
Kellogg Co.	12/08	$12,822.0
Limited Brands Inc.	01/09	$9,043.0
Macy’s, Inc.	01/09	$24,892.0
McDonald’s Corporation	12/08	$23,522.4
PepsiCo, Inc.	12/08	$43,251.0
Starbucks Corp.	09/08	$10,383.0
The Walt Disney Company	09/08	$37,843.0

*	Represents company added to peer group

The surveys that our human resources staff reviews for each of the two benchmarks show percentile compensation levels for various executive positions. The Committee does not endeavor to set executive compensation at or near any particular percentile, and considers total compensation to be competitive if it is within the 25th to 75th percentiles. Market data is only one of many factors that the Committee considers in the determination of executive compensation levels. Other factors include internal pay equity, level of responsibility, the individual’s performance, and expectations regarding the individual’s future contributions, our own performance, budget considerations, and succession planning retention strategies.

Objectives and Elements of Our Compensation Program

Our overall executive compensation strategy is accomplished through a total compensation program that is aligned with our business strategy and culture to attract and retain top talent, reward business results and individual performance, and, most importantly, maximize shareholder returns. Our total compensation program for the Named Executive Officers consists of the following elements:

•	Base salary that reflects the executive’s accountabilities, skills, experience, performance, and future potential

•	Annual performance-based incentive bonus based on company financial results under our Executive Performance Sharing Plan

•	A portfolio approach to long-term incentive compensation to provide a balanced mix of equity and performance-based cash incentives

•	Performance-based awards payable in cash under the Long-Term Incentive Plan to encourage attainment of long-term financial objectives

•	Time vested stock options to align the interests of executives with those of shareholders

•	Time vested restricted stock awards to provide incentives consistent with shareholder returns, and to supply a strong retention incentive

•	Benefits

•	Profit sharing under defined contribution retirement plans

•	Post-termination payments under non-competition and/or employment agreements

In determining the award levels for each of the elements in our total compensation program, our philosophy is to “pay for performance,” so we place relatively greater emphasis on the incentive components of compensation (Executive Performance Sharing Plan, Long-Term Incentive Plan, and stock options) to align the interests of our executives with shareholders, and motivate them to maximize shareholder returns. This is balanced with retention incentives provided by base salary and restricted stock awards. Incentive components of pay account for 85% of the CEO’s pay, 84% of the NIKE Brand President’s pay, and approximately 74% of the other Named Executive Officers’ pay, as shown in the chart below. We look to the experience and judgment of the Committee to determine what it believes to be the appropriate mix of compensation elements for each executive, rather than applying fixed ratios or formulae, or relying solely on market data or quantitative measures. In allocating compensation among the various elements, the Committee considers market data, Company performance and budget, the impact of the executive’s position in the Company, individual past performance, expectations for future performance, experience in the position, any anticipated increase in the individual’s responsibilities, internal pay equity for comparable positions, and succession planning retention strategies.

Annual Cash Compensation

Base Salary

When making recommendations to the Committee concerning base salary levels for our Named Executive Officers, our human resources staff considers the market data described above to recommend base salaries generally between the 25th and 75th percentiles of the salaries for comparable positions reflected in the surveys and reports. Other factors considered in setting annual salary levels include the individual’s performance in the prior year, expectations regarding the individual’s future performance, experience in the position, any anticipated increase in the individual’s responsibilities, internal pay equity for comparable positions, and succession planning strategies. The Committee reviews these factors each year and adjusts base salary to make sure that we are appropriately rewarding performance. In setting a Named Executive Officer’s overall compensation package for the year, however, the Committee attempts to place a relatively greater emphasis on the incentive components of that compensation, than on base salary.

The Committee generally reviews and adjusts base salaries annually based on a review of individual performance at a meeting in June, with salary adjustments becoming effective for the first pay period ending in August. During the fiscal 2009 salary review in June 2008, the Committee decided to increase Mr. Parker’s base salary from $1,400,000 to $1,475,000, to reflect his individual performance of goals and objectives established by the Committee, and the Company’s performance of long-term strategic initiatives and financial targets for fiscal 2008. The Committee decided to increase Mr. Denson’s base salary from $1,200,000 to $1,260,000, Mr. Blair’s base salary from $750,000 to $810,000, Mr. DeStefano’s base salary from $965,000 to $1,000,000, and Mr. Edwards’ base salary from $775,000 to $810,000 per year. The increases for Messrs. Parker, Denson, DeStefano, and Edwards were generally in line with average Company-wide merit increases for fiscal 2009, while Mr. Blair’s salary was increased due to the level of his contributions relative to executive peers.

Performance-Based Annual Incentive Bonus

Annual bonuses are paid to the Named Executive Officers under our Executive Performance Sharing Plan (“PSP”). Our “pay for performance” philosophy for bonuses is simple: if we exceed our financial objectives, we will pay more; if we fail to reach them, we will pay less or nothing at all. The PSP for all executives is based 100% on overall corporate performance each year as measured by income before income taxes excluding the effect of any acquisitions, divestitures or accounting changes (“PTI”). Basing our bonus program for all executives on overall corporate performance is intended to foster teamwork and send the message to each executive that his or her role is to help ensure overall organizational success and maximize shareholder returns.

Each year the Committee establishes a target bonus for each Named Executive Officer under the PSP expressed as a percentage of base salary paid during the year. The threshold bonus under the PSP is 50% of the target bonus and the maximum bonus is 150% of target. For fiscal 2009, the Committee decided to increase Mr. Parker’s target bonus from 125% to 135%, Mr. Denson’s target bonus from 110% to 120%, Mr. Blair’s target bonus from 70% to 80%, and Mr. Edwards’ target bonus from 70% to 80%. These changes support our strategy to place more emphasis on the incentive components of pay. The target bonus for Mr. DeStefano remained the same at 80%. The Committee sets these target bonus levels each year based on its judgment of the impact of the position in the Company and what it finds to be competitive with our peer group of companies and our competitors, while maintaining internal pay equity for comparable positions.

The Committee approved PSP performance goals for fiscal 2009 of $2,631 million of PTI for the target bonus payout, $2,465 million of PTI for a 50% threshold bonus payout, and $2,842 million of PTI for a 150% maximum bonus payout. The Committee determined that the fiscal 2009 PTI target should represent a 6.7% increase over fiscal 2008 adjusted PTI of $2,465 million. (Our PTI of $2,503 reported for fiscal 2008 was adjusted to eliminate the effects of the acquisition of Umbro plc, and the divestitures of NIKE Bauer Hockey and the Starter brand of Exeter Brands Group, all of which occurred in fiscal 2008.) The percentage increase in PTI over prior year results required to achieve the target bonus payout each year is not a uniform percentage, but is established by the Committee based on its evaluation of our business plan and prospects for the year. The threshold and maximum PTI levels are also determined by the Committee based on similar factors. The Committee set the threshold PTI target level at the prior year adjusted PTI level, and set the maximum PTI target level at 8.1% above the target PTI.

Based on actual PTI of $1,956.5 for fiscal 2009, there were no PSP payouts for executive officers for fiscal 2009. PTI results were below target largely due to the extraordinary one-time charges for the impairment of intangible assets of our Umbro subsidiary and the Company restructuring to realign our organization.

Long-Term Compensation

Performance-Based Long-Term Incentive Plan

The first component in our long-term portfolio mix is performance-based awards payable in cash under our Long-Term Incentive Plan (“LTIP”). As with the annual bonus, the LTIP follows our “pay for performance’ philosophy. If we exceed our targets, we will pay more; if we fall short, we will pay less or nothing at all. This program causes our executives to focus on overall, long-term financial performance, and is intended to reward them for improving shareholder returns. At the beginning of each fiscal year, the Committee establishes performance goals and potential cash payouts for the next three fiscal years for all executives under the LTIP. LTIP measures for all executives are based 50% on cumulative revenues for the three-year performance period and 50% on cumulative diluted earnings per share (“EPS”) for the period, in each case excluding the effect of acquisitions, divestitures and accounting changes.

In June 2008, the Committee approved LTIP awards to all Named Executive Officers for the fiscal 2009-2011 performance period. Target award levels were approved for each Named Executive Officer, with the threshold award equal to 50% of the target award and the maximum award equal to 200% of the target award. The target awards were $2,000,000 for Mr. Parker, $1,500,000 for Mr. Denson and $500,000 for Mr. Blair, Mr. DeStefano and Mr. Edwards. The target awards for Mr. Parker, Mr. Denson, Mr. Blair, Mr. DeStefano, and Mr. Edwards were increased from the prior year target awards of $1,500,000, $1,000,000, $300,000, $300,000, and $300,000, respectively, reflecting the Committee’s desire to have a higher portion of their compensation dependent on achievement of these long-term growth measures. The Committee sets these target LTIP levels each year based on its judgment of what it believes to be a desirable mix of long-term compensation, the impact of the position in the Company, and of what it finds to be competitive with our peer group of companies and our competitors, while maintaining internal pay equity for comparable positions.

For the fiscal 2009-2011 performance period, the cumulative revenue necessary to achieve the target award payout corresponds to a compounded annual growth rate (“CAGR”) in revenues of 8% from fiscal 2008 results of $18,557 million, which was adjusted to account for the acquisition of Umbro plc and the divestitures of NIKE Bauer Hockey and the Starter brand of Exeter Brands Group, all of which occurred in fiscal 2008. The 50% threshold payout requires cumulative revenues corresponding to a 4% CAGR, and the 200% maximum payout requires cumulative revenues corresponding to an 13.1% CAGR. The Committee set the CAGR for the target award payout level (the calculation of which excludes the effect of any acquisitions during the performance period) to correspond to our long-term financial goal of high single digit revenue growth including the effect of acquisitions. For EPS over the fiscal 2009-2011 performance period, the target payout requires cumulative EPS corresponding to a 13% CAGR from fiscal 2008 results of $3.39, which was adjusted to account for the acquisition of Umbro plc and the divestitures of NIKE Bauer Hockey and the Starter brand of Exeter Brands Group, all of which occurred in fiscal 2008. The 50% threshold payout requires cumulative EPS corresponding to an 6.5% CAGR, and the 200% maximum payout requires cumulative EPS corresponding to a 23.2% CAGR. The Committee set the CAGR for the target award payout level (the calculation of which excludes the effect of any acquisitions during the performance period) to correspond to our long-term financial goal of mid-teens EPS growth including the effect of acquisitions. The total payout percentage will be the average of the payout percentages determined for cumulative revenues and cumulative EPS, respectively.

Our executive officers were eligible to receive similar LTIP awards set in June 2006 covering the fiscal 2007-2009 performance period. Based on our performance over the last three fiscal years, the maximum 150% payout percentage under these awards was earned. Cumulative revenues for the period were $54,260 million after adjustment to eliminate the effects of the acquisition of Umbro plc, and the divestitures of NIKE Bauer Hockey and the Starter brand of Exeter Brands Group, all of which occurred in fiscal 2008, or 108% of the target payout level for revenue and a 9.8% CAGR, which corresponded to a 150% payout level for revenues. Cumulative EPS for the period, after adjustment to eliminate the effects of the acquisition of Umbro Ltd. and the divestitures of NIKE Bauer Hockey and the Starter brand of Exeter Brands Group, was $10.09, or 108% of the target payout level for EPS and a 12.6% CAGR, which corresponded to a 150% payout level for EPS. The total payout percentage was the average of the payout percentages determined for cumulative revenues and cumulative EPS, respectively.

Performance-Based Stock Options

The second component in our long-term portfolio mix is stock options. Stock options are designed to align the interests of the Company’s executives with those of shareholders by encouraging executives to enhance the value of the Company and, hence, the price of the Class B Stock. This is true “pay for performance”: executives are rewarded only if the market price of our stock rises, and they get nothing if the price does not rise. Our stock option program is generally based on granting options for a consistent number of shares each year for each position. When determining the grants, the Committee focuses on the number of shares, not the value for accounting purposes. Our approach is based on our desire to carefully control annual share usage and avoid fluctuations in grant levels due to share price changes. The Committee awards stock options to each executive based on its judgment of a desirable mix of long-term incentive compensation, and what it believes to be competitive with our peer group of companies and our competitors, while maintaining internal pay equity for comparable positions. Our human resources staff periodically tests the reasonableness of our stock option grants against peer group market data.

Options are generally granted annually to all eligible employees, including the Named Executive Officers, in July of each year. Stock options for fiscal 2009 were granted by the Committee on July 18, 2008 with an exercise price equal to the closing market price of our stock on that date.

Options were granted in July 2008 to Mr. Parker for 135,000 shares, to Mr. Denson for 110,000 shares, and to Messrs. Blair, DeStefano, and Edwards for 50,000 shares each. This was the same number of stock options granted to each of them in July 2007. The Committee determined in its judgment not to increase from the prior year the number of shares granted to the Named Executive Officers based on the Committee’s determination of a desirable mix of long-term compensation, the number of shares granted to Named Executive Officers in the past, and a review of grants to comparable executives in our peer group of companies.

Options we grant generally promote executive retention because they carry four-year vesting periods and are forfeited if the employee leaves before vesting occurs. Under certain conditions optionees may receive accelerated vesting of all of their options upon retirement as described below under the heading “Potential Payments Upon Termination or Change-in-Control.” Based on their ages and years of service, Mr. Parker, Mr. Denson, Mr. DeStefano, Mr. Blair, and Mr. Edwards could terminate employment at any time and receive full vesting of their options. This provision for accelerated vesting has been a standard feature of our stock option grants to all employees since 2002.

Restricted Stock Awards

The third component in our long-term portfolio mix is restricted stock awards. Stock ownership and stock-based incentive awards align the interests of our Named Executive Officers with the interests of our shareholders, as the value of this incentive rises and falls with the stock price, consistent with shareholder returns. Historically, the Committee has generally awarded restricted stock to Named Executive Officers once every three years. However, the Committee has decided to grant restricted stock annually to Mr. Parker and Mr. Denson to provide a relatively greater alignment between their compensation and shareholder returns, and to enhance retention incentives. In addition, the Committee may also award restricted stock in connection with promotions or other special circumstances. Restricted stock awards are generally made in July at the same meeting at which stock options are granted. Awards generally vest in three equal installments on each of the first three anniversaries of the grant date. The awards promote executive retention as unvested shares held at the time the executive’s employment is terminated are forfeited. Award recipients receive dividends on the full number of restricted shares awarded, both vested and unvested.

Mr. Parker and Mr. Denson were the only Named Executive Officers that received restricted stock awards in fiscal 2009. In July 2008, Mr. Parker received an award covering 38,660 shares of our Class B Stock valued at $2,250,000 based on the closing price of our Class B Stock on the grant date and Mr. Denson received an award covering 25,774 shares of our Class B Stock valued at $1,500,000. By comparison, in July 2007, Mr. Parker received an award covering 25,633 shares of our Class B Stock valued at $1,500,000 based on the closing price on the grant date, and Mr. Denson received an award covering 17,089 shares valued at $1,000,000. The Committee increased the restricted stock award levels for Mr. Parker and Mr. Denson based on several factors, including but not limited to what the Committee believed to be a desirable mix of long-term compensation, and the Committee’s judgment of competitive grants by our peer group of companies. Our human resources staff periodically tests the reasonableness of our restricted stock awards against peer group market data. Mr. Blair, Mr. DeStefano and Mr. Edwards did not receive restricted stock awards in fiscal 2009. They received awards in fiscal 2007 consistent with the practice noted above of granting awards once every three years.

Profit Sharing and Retirement Plans

The NIKE 401(k) Savings and Profit Sharing Plan is our tax qualified retirement savings plan pursuant to which our employees, including the Named Executive Officers, are able to make pre-tax contributions from their cash compensation. We make matching contributions for all participants each year equal to 100% of their elective deferrals up to 5% of their total eligible compensation, which is initially invested in Class B Stock. We also make annual profit sharing contributions to the accounts of our employees under the 401(k) Savings and Profit Sharing Plan. The contributions are allocated among eligible employees based on a percentage of their total salary and bonus for the year. The total profit sharing contribution and the percentage of salary and bonus contributed for each employee is determined each year by the Board of Directors. For fiscal 2009, the Board of Directors approved a profit sharing contribution for each employee equal to 3.65% of the employee’s total eligible salary and bonus.

The Internal Revenue Code limits the amount of compensation that can be deferred under the 401(k) Savings and Profit Sharing Plan, and also limits the amount of salary and bonus ($230,000 for fiscal 2009) with respect to which matching contributions and profit sharing contributions can be made under that plan. Accordingly, we provide our executive officers and other highly compensated employees with the opportunity to defer their compensation, including amounts in excess of the tax law limit, under our nonqualified Deferred Compensation Plan. We also make profit sharing contributions under the Deferred Compensation Plan with respect to salary and bonus of any employee that exceeds the tax law limit, and for fiscal 2009 these contributions were equal to 3.65% of the total salary and bonus of each Named Executive Officer in excess of $230,000. These contributions under the Deferred Compensation Plan allow our Named Executive Officers and other highly compensated employees to receive profit sharing retirement contributions in the same percentage as our other employees. We do not match executive deferrals to the Deferred Compensation Plan. Executive officer balances in the Deferred Compensation Plan are unsecured and at-risk, meaning the balances may be forfeited in the event of the Company’s financial distress such as bankruptcy. Our matching and profit sharing contributions for fiscal 2009 to the accounts of the Named Executive Officers under the qualified and nonqualified plans are included under the heading “All Other Compensation” in the Summary Compensation Table below.

Post-termination Payments Under Non-competition and/or Employment Agreements

In exchange for non-competition agreements from all of our Named Executive Officers, we have agreed to provide during the non-competition period the monthly payments described in “Potential Payments upon Termination or Change-in-Control” below, some of which are at the election of the Company. We believe that it is appropriate to compensate individuals to refrain from working with competitors following termination, and that compensation enhances the enforceability of such agreements.

Change in Control Provisions

Under the terms of stock option and restricted stock awards, any unvested awards would vest upon certain transactions that would result in a change in control, such as shareholder approval of a liquidation, a sale, lease, exchange or transfer of substantially all of the assets of the Company, or a consolidation, merger, plan of exchange, or transaction in which the Company is not the surviving corporation. These transactions are described below under the heading “Potential Payments Upon Termination or Change-in-Control.” This vesting feature, re-approved by shareholders in 2005, is in place because we believe that utilizing a single event to vest awards provides a simple and certain approach for treatment of equity awards in a transaction that will likely result in the elimination or de-listing of our stock. This provision recognizes that such transactions have the potential to cause a significant disruption or change in employment relationships and thus treats all employees the same regardless of their employment status after the transaction. In addition it provides our employee option holders with the same opportunities as our other shareholders who are free to realize the value created at the time of the transaction by selling their equity.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officer and the next three most highly compensated executive officers. The Internal Revenue Code generally excludes from the calculation of the $1 million cap compensation that is based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan. Annual bonuses under our Executive Performance Sharing Plan, long-term incentive awards under our Long-Term Incentive Plan, and stock options under our 1990 Stock Incentive Plan are all structured in a manner intended to qualify any compensation paid thereunder as “performance-based compensation” excluded from the calculation of the $1 million annual cap. However, base salary and compensation on vesting of restricted stock awards are subject to the $1 million deductibility cap. Accordingly, in fiscal 2009 a portion of the compensation paid to Mr. Parker, Mr. Denson, Mr. DeStefano, and Mr. Edwards was not deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Ralph D. DeNunzio, Chairman

Timothy D. Cook

John C. Lechleiter

Johnathan A. Rodgers

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer and our next three most highly compensated executive officers who were serving as executive officers on May 31, 2009, for fiscal 2009. These individuals are referred to throughout this proxy statement as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
Mark G. Parker	2009	$1,463,462	$1,434,102	$3,319,005	$900,000	—	$190,125	$7,306,694
Chief Executive Officer and President	2008	1,376,923	1,187,942	3,364,351	2,682,684	—	188,687	8,800,587
	2007	1,250,000	815,720	1,839,987	2,147,537	$2,567	172,157	6,227,968
Donald W. Blair	2009	800,769	333,338	1,242,751	450,000	—	82,095	2,908,953
Vice President and Chief Financial Officer	2008	740,000	333,338	1,140,834	1,031,662	—	101,162	3,346,996
	2007	680,385	311,115	778,415	913,029	—	83,465	2,766,409
Charles D. Denson	2009	1,250,769	941,066	2,769,609	750,000	—	188,104	5,899,548
President of the NIKE Brand	2008	1,192,308	882,389	2,895,637	2,222,727	—	140,312	7,333,373
	2007	1,150,000	649,040	1,718,331	1,868,030	—	133,907	5,519,308
Gary M. DeStefano	2009	994,615	333,338	1,136,516	450,000	—	94,401	3,008,870
President, Global Operations	2008	958,846	333,338	1,277,008	1,311,351	—	117,865	3,998,408
	2007	916,346	311,115	1,680,174	1,162,697	—	111,336	4,181,668
Trevor A. Edwards	2009	804,615	333,338	1,154,475	450,000	—	73,120	2,815,548
Vice President, Global Brand and Category Management	2008	767,308	333,338	1,233,324	1,053,127	—	90,928	3,478,025

(1)	Represents the amount of compensation expense recognized under FAS 123R with respect to restricted stock awards granted in fiscal 2009 and prior years, disregarding estimated forfeitures. Compensation expense is equal to the value of the restricted shares based on the closing market price of our Class B Common Stock on the grant date, and is recognized ratably over the vesting period, which is generally three years.

(2)	Represents the amount of compensation expense recognized under FAS 123R with respect to options granted in fiscal 2009 and prior fiscal years, disregarding estimated forfeitures. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model, and is generally recognized ratably over the four-year vesting period. However, for employees whose age plus years of service exceeds 60 (including each of the Named Executive Officers), and who therefore are eligible to have all options become fully exercisable on any termination of employment, all of the compensation expense for options granted after our adoption of FAS 123R on June 1, 2006 is recognized at the time the option is granted. The assumptions made in determining the grant date fair values of options under FAS 123R are disclosed in Note 11 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended May 31, 2009.

(3)	Non-Equity Incentive Plan Compensation consists of the following:

Name	Fiscal Year	Annual Incentive Compensation ($)	Long-Term Incentive Compensation ($)	Total ($)
Mark G. Parker	2009	$0	$900,000	$900,000
	2008	1,932,684	750,000	2,682,684
	2007	1,397,537	750,000	2,147,537
Donald W. Blair	2009	0	450,000	450,000
	2008	581,662	450,000	1,031,662
	2007	463,029	450,000	913,029
Charles D. Denson	2009	0	750,000	750,000
	2008	1,472,727	750,000	2,222,727
	2007	1,118,030	750,000	1,868,030
Gary M. DeStefano	2009	0	450,000	450,000
	2008	861,351	450,000	1,311,351
	2007	712,697	450,000	1,162,697
Trevor A. Edwards	2009	0	450,000	450,000
	2008	603,127	450,000	1,053,127

Amounts shown in the Annual Incentive Compensation column were earned for performance in the applicable fiscal year under our Executive Performance Sharing Plan. Amounts shown in the Long-Term Incentive Compensation column were earned for performance during the three fiscal-year period ending with the applicable fiscal year under our Long-Term Incentive Plan.

(4)	Represents above-market earnings credited to the Executive Deferred Compensation Plan account of Mr. Parker during fiscal 2007.

(5)	Includes profit-sharing contributions by us to the 401(k) Savings and Profit Sharing Plan for fiscal 2009 in the amount of $8,406 for each of the Named Executive Officers. Includes matching contributions by us to the 401(k) Savings and Profit Sharing Plan for fiscal 2009 in the amount of $11,500 for each of Messrs. Parker, Blair, DeStefano, and Edwards, and $10,662 for Mr. Denson. Also includes profit-sharing contributions by us to the Deferred Compensation Plan for fiscal 2009 in the following amounts: $115,711 for Mr. Parker; $42,117 for Mr. Blair; $91,128 for Mr. Denson; $59,423 for Mr. DeStefano; and $43,042 for Mr. Edwards. Includes dividends on restricted stock in the following amounts: $54,508 for Mr. Parker, $10,072 for Mr. Blair, $36,170 for Mr. Denson, $10,072 for Mr. DeStefano, and $10,072 for Mr. Edwards. The amount for Mr. Denson includes $15,492 for an anniversary service award and $16,632 for the aggregate incremental cost of a personal trip on a company aircraft.

Grants of Plan-Based Awards in Fiscal 2009

The following table contains information concerning the long-term incentive bonus opportunities, annual incentive bonus opportunities, restricted stock awards and stock options granted to the Named Executive Officers in fiscal 2009.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock (3)	All Other Option Awards: Number of Shares Underlying Options (4)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (5)
		Threshold		Target		Maximum
		($)		($)		($)		(#)	(#)	($/Sh)	($)
Mark G. Parker	6/19/08	$988,035	(1)	$1,976,069	(1)	$2,964,104	(1)
	6/19/08	1,000,000	(2)	2,000,000	(2)	4,000,000	(2)
	7/18/08							38,660			$2,250,000
	7/18/08								135,000	$58.20	2,309,796
Donald W. Blair	6/19/08	320,374	(1)	640,749	(1)	961,123	(1)
	6/19/08	250,000	(2)	500,000	(2)	1,000,000	(2)
	7/18/08								50,000	58.20	855,480
Charles D. Denson	6/19/08	750,700	(1)	1,501,399	(1)	2,252,099	(1)
	6/19/08	750,000	(2)	1,500,000	(2)	3,000,000	(2)
	7/18/08							25,774			1,500,000
	7/18/08								110,000	58.20	1,882,056
Gary M. DeStefano	6/19/08	398,022	(1)	796,043	(1)	1,194,065	(1)
	6/19/08	250,000	(2)	500,000	(2)	1,000,000	(2)
	7/18/08								50,000	58.20	855,480
Trevor A. Edwards	6/19/08	321,937	(1)	643,875	(1)	965,813	(1)
	6/19/08	250,000	(2)	500,000	(2)	1,000,000	(2)
	7/18/08								50,000	58.20	855,480

(1)	These amounts represent the potential bonuses payable for performance during fiscal 2009 under our Executive Performance Sharing Plan. Under this plan, the Compensation Committee approved target awards for fiscal 2009 based on a percentage of the executive’s base salary paid during fiscal 2009 as follows: Mr. Parker, 135%; Mr. Blair, 80%; Mr. Denson, 120%; Mr. DeStefano, 80%; and Mr. Edwards, 80%. The Committee also established a series of performance targets based on our income before income taxes (“PTI”) for fiscal 2009 (excluding the effect of acquisitions, divestitures and accounting changes) corresponding to award payouts ranging from 50% to 150% of the target awards. The PTI for fiscal 2009 required to earn the target award payout was $2,631 million. The PTI for fiscal 2009 required to earn the 150% maximum payout was $2,842 million. The PTI for fiscal 2009 required to earn the 50% threshold payout was $2,465 million. Participants receive a payout at the percentage level at which the performance target is met, subject to the Committee’s discretion to reduce or eliminate any award based on Company or individual performance. No award payouts were earned in fiscal 2009, as shown in footnote 3 to the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(2)

These amounts represent the potential long-term incentive awards payable for performance during the three-year period consisting of fiscal 2009-2011 under our Long-Term Incentive Plan. Under this plan, the Compensation Committee approved target awards for the performance period and also established a series of performance targets based on our cumulative revenues and cumulative diluted earnings per common share (“EPS”) for the performance period (excluding the effect of acquisitions, divestitures and accounting changes not reflected in our business plan at the time of approval of the target awards) corresponding to award payouts ranging from 50% to 200% of the target awards. Participants will receive a payout at the average of the percentage levels at which the two performance targets are met, subject to the Committee’s discretion to reduce or eliminate any award based on Company or individual performance. For cumulative revenues over the performance period, the target payout requires revenues of $65,064 million, the 50% threshold payout requires revenues of $60,243 million, and the 200% maximum payout requires revenues of $71,571 million. For cumulative EPS over the performance period, the target payout requires EPS of $13.05, the 50% threshold payout requires EPS of $11.55, and the 200% maximum payout requires EPS of $15.66. Under the terms of the awards, on the first payroll period ending in August 2011 we will issue the award payout to each participant, provided that the participant is employed by us on the last day of the performance period.

(3)	All amounts reported in this column represent grants of restricted stock under our 1990 Stock Incentive Plan. Restricted stock generally vests in three equal installments on the first three anniversaries of the grant date. Vesting will be accelerated in certain circumstances as described below under “Potential Payments Upon Termination or Change in Control.” Dividends are payable on restricted stock at the same rate paid on all other outstanding shares of our Class B Common Stock.

(4)	All amounts reported in this column represent options granted under our 1990 Stock Incentive Plan. Options generally become exercisable for option shares in four equal installments on the first four anniversaries of the grant date. Options will become fully exercisable in certain circumstances, including any termination of employment for each of the Named Executive Officers, as described below under “Potential Payments Upon Termination or Change in Control.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.

(5)	For restricted stock awards, represents the value of restricted shares granted based on the closing market price of our Class B Common Stock on the grant date. For option awards, represents the grant date fair value of options granted based on a value of $17.11 per share calculated using the Black-Scholes option pricing model. These are the same values for these equity awards used under FAS 123R. The assumptions made in determining option values are disclosed in Note 11 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended May 31, 2009.

Outstanding Equity Awards at May 31, 2009

The following table sets forth information concerning outstanding stock options and unvested restricted stock held by the Named Executive Officers at May 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)
Mark G. Parker	30,000	—		$21.1800	07/12/11
	140,000	—		24.4900	07/22/12
	140,000	—		26.1200	07/18/13
	140,000	—		36.6050	07/16/14
	105,000	35,000	(2)	43.7950	07/15/15
	187,500	62,500	(3)	42.1350	02/16/16
	33,750	101,250	(4)	58.5200	07/20/17
	—	135,000	(5)	58.2000	07/18/18	55,748	(7)	$3,180,423
Donald W. Blair	45,000	—		21.1800	07/12/11
	66,000	—		24.4900	07/22/12
	66,000	—		26.1200	07/18/13
	66,000	—		36.6050	07/16/14
	49,500	16,500	(2)	43.7950	07/15/15
	33,000	33,000	(6)	39.3800	07/14/16
	12,500	37,500	(4)	58.5200	07/20/17
	—	50,000	(5)	58.2000	07/18/18	8,464	(8)	482,871
Charles D. Denson	40,000	—		21.1800	07/12/11
	105,000	—		24.4900	07/22/12
	140,000	—		26.1200	07/18/13
	140,000	—		36.6050	07/16/14
	105,000	35,000	(2)	43.7950	07/15/15
	150,000	50,000	(3)	42.1350	02/16/16
	27,500	82,500	(4)	58.5200	07/20/17
	—	110,000	(5)	58.2000	07/18/18	37,166	(9)	2,120,320
Gary M. DeStefano	22,000	—		36.6050	07/16/14
	75,000	25,000	(2)	43.7950	07/15/15
	25,000	50,000	(6)	39.3800	07/14/16
	12,500	37,500	(4)	58.5200	07/20/17
	—	50,000	(5)	58.2000	07/18/18	8,464	(8)	482,871
Trevor A. Edwards	16,000	—		27.1250	07/23/09
	20,000	—		13.8438	03/08/10
	40,000	—		21.1800	07/12/11
	50,000	—		24.4900	07/22/12
	66,000	—		26.1200	07/18/13
	66,000	—		36.6050	07/16/14
	49,500	16,500	(2)	43.7950	07/15/15
	33,000	33,000	(6)	39.3800	07/14/16
	12,500	37,500	(4)	58.5200	07/20/17
	—	50,000	(5)	58.2000	07/18/18	8,464	(8)	482,871

(1)	Stock options generally become exercisable for option shares in four equal installments on each of the first four anniversaries of the grant date.

(2)	100% of these shares vested on July 15, 2009.

(3)	100% of these shares will vest on February 16, 2010.

(4)	33.3% of these shares vested on July 20, 2009, 33.3% will vest on July 20, 2010 and 33.3% will vest on July 20, 2011.

(5)	25% of these shares vested on July 18, 2009, 25% will vest on July 18, 2010, 25% will vest on July 18, 2011, and 25% will vest on July 18, 2012.

(6)	50% of these shares vested on July 14, 2009 and 50% will vest on July 14, 2010.

(7)	12,887 of these shares vested on July 18, 2009, 12,877 of these shares will vest on July 18, 2010 and 12,886 of these shares will vest on July 18, 2011. 8,544 of these shares vested on July 20, 2009 and 8,544 will vest on July 20, 2010.

(8)	All of these shares vested on July 14, 2009.

(9)	8,592 of these shares vested on July 18, 2009, 8,591 of these shares will vest on July 18, 2010 and 8,591 of these shares will vest on July 18, 2011. 5,696 of these shares vested on July 20, 2009 and 5,696 will vest on July 20, 2010.

Option Exercises and Stock Vested During Fiscal 2009

The following table provides information concerning stock option exercises and vesting of restricted stock during fiscal 2009 for each of the Named Executive Officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark G. Parker	—	—	26,456	$1,398,994
Donald W. Blair	—	—	8,465	$476,241
Charles D. Denson	75,000	3,320,650	19,653	$1,061,474
Gary M. DeStefano	—	—	8,465	$476,241
Trevor A. Edwards	—	—	8,465	$476,241

Equity Compensation Plans

The following table summarizes equity compensation plans approved by shareholders and equity compensation plans that were not approved by the shareholders as of May 31, 2009:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by shareholders (1)	38,778,233	$43.69	19,167,812
Equity compensation plans not approved by shareholders (2)	—	—	1,391,438

Total	38,778,233	$43.69	20,559,250

(1)	Includes 38,778,233 options outstanding subject to the 1990 Stock Incentive Plan. Includes 17,720,880 shares available for future issuance under the 1990 Stock Incentive Plan, and 1,446,932 shares available for future issuance under the Employee Stock Purchase Plan.

(2)	Includes 1,391,438 shares available for future issuance under the Foreign Subsidiary Employee Stock Purchase Plan, pursuant to which shares are offered and sold to employees of selected non-U.S. subsidiaries of the Company on substantially the same terms as those offered to U.S. employees under the shareholder-approved Employee Stock Purchase Plan.

Non-Qualified Deferred Compensation in Fiscal 2009

Name	Plan Name	Executive Contributions in Fiscal 2009 (1)	NIKE Contributions in Fiscal 2009 (1)	Aggregate Earnings in Fiscal 2009	Aggregate Withdrawals/ Distributions in Fiscal 2009	Aggregate Balance at 5/31/2009 (1)
Mark G. Parker	DCP	$623,364	$123,538	$52,613	—	$3,210,679
Donald W. Blair	DCP	573,228	47,392	-1,341,232	—	2,458,604
Charles D. Denson	DCP	2,789,792	103,830	-3,387,990	—	13,250,500
Gary M. DeStefano	DCP	—	70,095	-23,134	—	1,250,592
Trevor A. Edwards	DCP	714,756	52,242	-736,856	—	2,485,275

(1)	All amounts reported in the Executive Contributions column are also included in amounts reported in the Summary Compensation Table. The amounts reported in the NIKE Contributions column represent profit sharing contributions made by us in early fiscal 2009 based on fiscal 2008 results; these amounts are also included in amounts reported for fiscal 2008 in the All Other Compensation column of the Summary Compensation Table. Of the amounts reported in the Aggregate Balance column, the following amounts have been reported in the Summary Compensation Tables in this proxy statement or in prior year proxy statements, Mr. Parker, $2,709,818; Mr. Blair, $1,875,115; Mr. Denson, $13,412,527; Mr. DeStefano, $664,247; and Mr. Edwards, $1,345,700.

Non-qualified Deferred Compensation Plans

The Named Executive Officers are eligible to participate in our Deferred Compensation Plan (the “DCP”). Participants in the DCP may elect in advance to defer up to 100 percent of their annual base salary, bonus and long-term incentive payments.

Each year, we share profits with our employees in the form of profit sharing contributions to defined contribution retirement plans. The contributions are allocated among eligible employees based on a percentage of their total salary and bonus for the year. To the fullest extent permitted under Internal Revenue Code limitations, these contributions are made to employees’ accounts under our qualified 401(k) Savings and Profit Sharing Plan. Contributions based on salary and bonus in excess of the tax law limit ($230,000 for fiscal 2009) are made as NIKE contributions under the DCP.

Amounts deferred under the DCP are credited to a participant’s account under the DCP. Each participant may allocate his or her account among any combination of the investment funds available under the DCP. Participants’ accounts are adjusted to reflect the investment performance of the funds selected by the participants. Participants can change the allocation of their account balances daily. The funds available under the DCP consist of 11 mutual funds with a variety of investment objectives. The investment funds had annual returns in fiscal 2009 ranging from a 5.6% gain to a 47.2% loss. Amounts credited to participants’ accounts are invested by us in actual investments matching the investment options selected by the participants to ensure that we do not bear any investment risk related to participants’ investment choices.

The portion of a participant’s account attributable to elective deferrals, including investment returns, is fully vested at all times. The portion of a participant’s account attributable to NIKE contributions, including investment returns, is fully vested after the participant has been employed by us for five years. All of the Named Executive Officers are fully vested in their NIKE contributions.

Each time they elect to defer compensation, participants make an election regarding distribution of the compensation deferred under the election (as adjusted to reflect investment performance). A participant may elect for distribution to be made in a lump sum at the beginning of a predetermined year while the participant is still employed or in service (but no sooner than the the fourth year after the year in which the distribution election is submitted). Alternatively, a participant may elect for distribution to be made in a lump sum or in annual installments over five, ten or fifteen years after termination of employment or service. Participants have limited rights to change their distribution elections. Participants may make a hardship withdrawal under certain circumstances. Subject to certain limitations, a participant may also at any time request to withdraw amounts from his or her account balance that were vested as of December 31, 2004 (and any subsequent investment returns on such amount). If such request is approved, the participant may withdraw 90% of the amount requested, and the remaining 10% will be permanently forfeited.

Potential Payments Upon Termination or Change-in-Control

Change-in-Control Compensation — Acceleration of Equity Awards

We have agreed to accelerate the vesting of restricted stock and stock options held by the Named Executive Officers upon the approval by our shareholders of an “Approved Transaction.” This acceleration of vesting will occur whether or not their employment is terminated. In our agreements, “Approved Transaction” is generally defined to include:

•	an acquisition of NIKE through a merger, consolidation or plan of exchange,

•	a sale of all or substantially all of our assets, or

•	the adoption of a plan for our liquidation or dissolution.

The following table shows the estimated benefits that would have been received by the Named Executive Officers if our shareholders had approved an Approved Transaction on May 31, 2009.

Name	Restricted Stock Acceleration (1)	Stock Option Acceleration (2)	Total
Mark G. Parker	$3,180,423	$1,396,113	$4,576,536
Donald W. Blair	482,871	801,817	1,284,688
Charles D. Denson	2,120,320	1,209,675	3,329,995
Gary M. DeStefano	482,871	1,214,875	1,697,746
Trevor A. Edwards	482,871	801,817	1,284,688

(1)	Information regarding unvested restricted stock held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The award agreements provide that all shares will immediately vest upon the approval by our shareholders of an Approved Transaction. The amounts in the table above represent the number of unvested restricted shares multiplied by a stock price of $57.05 per share, which was the closing price of our Class B Common Stock on May 29, 2009.

(2)	Information regarding outstanding unexercisable options held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The stock option agreements provide that upon the approval by our shareholders of an Approved Transaction all outstanding unexercisable options will immediately become exercisable and all unexercised options will remain exercisable during the remainder of the term of the options, except that the Compensation Committee may provide a 30-day period prior to the Approved Transaction during which the optionees may exercise the options without any limitation on exercisability. At the end of the 30-day period, the options would terminate. Amounts in the table above represent the aggregate value as of May 31, 2009 of each Named Executive Officer’s outstanding unexercisable options based on the positive spread between the exercise price of each option and a stock price of $57.05 per share, which was the closing price of our Class B Common Stock on May 29, 2009.

Benefits Triggered on Certain Employment Terminations

Stock Option Acceleration

As of May 31, 2009, each Named Executive Officer held options to purchase Class B Common Stock as listed in the Outstanding Equity Awards table above. Under the terms of their stock option agreements, upon the death or disability of the officer, all unexercisable options become fully exercisable and the standard three-month period for exercising options following termination of employment is extended to 12 months, but not beyond each option’s original 10-year term. The aggregate value as of May 31, 2009 of options that would have become exercisable if death or disability had occurred on that date based on the positive spread between the exercise price of each option and a stock price of $57.05 per share, which was the closing price of our Class B Common Stock on May 29, 2009, is as set forth in the “Stock Option Acceleration” column of the Change-in-Control Compensation — Acceleration of Equity Awards table above. In addition, the increase in value of outstanding options resulting from the extension of the post-termination exercise period from three months to 12 months, with the option values as of May 31, 2009 for three-month and 12-month remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used by us for valuing our options under FAS 123R, is $3,598,259 for Mr. Parker, $1,279,395 for Mr. Blair, $3,093,794 for Mr. Denson, $1,325,677 for Mr. DeStefano, and $1,266,866 for Mr. Edwards.

As provided in stock option agreements for all employees, the terms of the Named Executive Officers’ stock option agreements also provide that, if termination of the officer’s employment occurs when the officer’s retirement point total is at least 55 and the officer has been employed by us for at least five years, then a portion of the unexercisable options will become exercisable for a maximum remaining term of three months as follows:

Retirement Point Total	Percent of Unexercisable Option That Becomes Exercisable
55 or 56	20%
57	40%
58	60%
59	80%
60	100%

An officer’s “retirement point total” means the sum of the officer’s age plus the number of years that the officer has been employed by us. As of May 31, 2009, the retirement point total for each of the Named Executive Officers was over 60, and these officers are therefore eligible to have all unexercisable options become fully exercisable on any termination of employment. The aggregate value as of May 31, 2009 of options held by each of the Named Executive Officers that would have become exercisable if termination of employment (other than due to death or disability) had occurred on that date is as set forth in the “Stock Option Acceleration” column of the Change-in-Control Compensation — Acceleration of Equity Awards table above.

Restricted Stock Acceleration

As of May 31, 2009, each Named Executive Officer held unvested restricted stock as set forth in the Outstanding Equity Awards table above. Under the terms of their award agreements, all unvested restricted shares will immediately vest upon the death or disability of the officer. The value of the unvested restricted shares held by each Named Executive Officer as of May 31, 2009 that would have become vested if death or disability had occurred on that date is as set forth in the “Restricted Stock Acceleration” column of the Change-in-Control Compensation — Acceleration of Equity Awards table above.

Payments Under Noncompetition Agreements

We have an agreement with each of Mr. Parker and Mr. Denson that contains a covenant not to compete that extends for two years following the termination of the officer’s employment with us. Each agreement provides that if the officer’s employment is terminated by us, we will make monthly payments to him during the two-year noncompetition period in an amount equal to one-twelfth of his then current annual salary and target Performance Sharing Plan bonus (“Annual Nike Income”). Each agreement provides further that if the officer voluntarily resigns, we will make monthly payments to him during the two-year noncompetition period in an amount equal to one-twenty-fourth of his then current Annual Nike

Income. However, commencement of the above-described monthly payments will be delayed until after the six-month period following the officer’s separation from service, and all payments that the officer would otherwise have received during that period will be paid in a lump sum promptly following the end of the period, together with interest at the prime rate. If employment is terminated without cause, the parties may mutually agree to waive the covenant not to compete, and if employment is terminated for cause, we may unilaterally waive the covenant. If the covenant is waived, we will not be required to make the payments described above for the months as to which the waiver applies. If the employment of these officers had been terminated by us on May 31, 2009 and assuming the covenant is not waived, we would have been required to pay Mr. Parker $287,589 per month and Mr. Denson $230,117 per month for the 24-month period ending May 31, 2011. If these officers had voluntarily resigned on May 31, 2009 and assuming the covenant is not waived, we would have been required to pay Mr. Parker $143,795 per month and Mr. Denson $115,058 per month for the 24-month period ending May 31, 2011.

We have noncompetition agreements with Mr. Blair, Mr. DeStefano and Mr. Edwards on the same terms, except that the noncompetition period is one year instead of two years, the six month delay for commencement of payments does not apply and we may unilaterally waive the covenant in all cases including termination without cause. In addition, for Mr. Blair and Mr. Edwards, the monthly payments are one-twelfth or one-twenty-fourth of their current annual salaries, instead of their Annual Nike Income, and for Mr. DeStefano, the monthly payments on voluntary resignation are one-twenty-fourth of his current annual salary. If the employment of these officers had been terminated by us on May 31, 2009 and assuming the covenant is not waived, we would have been required to pay Mr. Blair $67,500 per month, Mr. DeStefano $149,670 per month and Mr. Edwards $67,500 per month for the 12-month period ending May 31, 2011. If these officers had voluntarily resigned on May 31, 2009 and assuming the covenant is not waived, we would have been required to pay Mr. Blair $33,750 per month, Mr. DeStefano $41,666 per month and Mr. Edwards $33,750 per month for the 12-month period ending May 31, 2011.

PROPOSAL 2

APPROVAL OF AMENDMENT TO THE NIKE, INC. EMPLOYEE STOCK PURCHASE PLAN

The Company’s Employee Stock Purchase Plan (the “ESPP”) was adopted by the Board of Directors and shareholders in 2001. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The ESPP is intended to provide a convenient and practical means by which employees may participate in stock ownership of the Company. An aggregate of 6,000,000 shares of Class B Stock (as adjusted to reflect the two-for-one stock split of Class B Stock effected on April 2, 2007) has been reserved for issuance under the ESPP. As of May 31, 2009, only 1,446,932 shares of Class B Stock were available for purchase under the ESPP.

The Board of Directors believes that the ESPP promotes the interests of the Company and its shareholders by encouraging employees of the Company and participating subsidiaries to become shareholders, and therefore promotes the Company’s growth and success. The Board also believes that the opportunity to acquire a proprietary interest in the success of the Company through the acquisition of shares of Class B Stock pursuant to the ESPP is an important aspect of the Company’s ability to attract and retain highly qualified and motivated employees. The Board believes that it is desirable and in the best interests of the Company and its shareholders to continue to provide employees of the Company and its participating subsidiaries with benefits under the ESPP and that additional shares must be reserved for use under the ESPP. Accordingly, on June 18, 2009, the Board approved, subject to shareholder approval, an amendment to the ESPP to reserve an additional 4,000,000 shares of Class B Stock for issuance under the ESPP. A copy of the ESPP, as proposed to be amended, is attached to this proxy statement as Exhibit A.

The following description of the ESPP is a summary of certain provisions and is qualified in its entirety by reference to Exhibit A.

Description of the ESPP

Eligibility. All active employees of the Company and its participating subsidiaries are eligible to participate in the ESPP, except for the following: (a) any employee who has been employed less than one month when an offering commences, (b) any employee whose customary employment is less than 20 hours per week, and (c) any employee who would, immediately after an offering, and after including the number of shares that could be purchased in that offering, own or be deemed to own five percent or more of the voting power or value of all classes of stock of the Company or any subsidiary of the Company. Approximately 14,470 employees are currently eligible to participate in the ESPP.

Administration. The Board of Directors has delegated to the Company’s senior human resources executive (the “Authorized Officer”) all authority for administration of the ESPP. The Authorized Officer may promulgate rules and regulations, adopt forms, decide any question of interpretation or rights arising under, and generally supervises the administration of, the ESPP. The Company pays all expenses of the ESPP.

ESPP Offerings. The ESPP is implemented by a series of six-month offerings, with a new offering commencing on April 1 and October 1 of each year. The first day of each offering is the “offering date” for that offering, and the last day of each offering is the “purchase date” for that offering. An employee may purchase shares only through payroll deductions permitted under the ESPP. Payroll deductions must be not less than 1% nor more than 10% of the participant’s eligible compensation.

The maximum number of shares that any employee may purchase in any single offering is 1,000 shares. In addition, the terms of an offering may not allow an employee’s right to purchase shares under all stock purchase plans of the Company and its subsidiaries to which Section 423 of the Code applies to accrue at a rate that exceeds $25,000 of fair market value of shares, as determined on the offering date, for each calendar year in which the offering is outstanding.

An employee may terminate participation in the ESPP by written notice to the Company submitted no later than the “change deadline” for that offering, which is the number of days before the purchase date established by the Authorized Officer. An employee may not reinstate participation in the ESPP with respect to a particular offering after once terminating participation in the ESPP with respect to that offering, but may participate in subsequent offerings. Generally, upon termination of an employee’s participation in the ESPP, all amounts deducted from the employee’s pay that had not yet been used to purchase shares shall be returned to the employee. The rights of employees under the ESPP are not transferable.

Purchase Price. The price at which shares may be purchased in an offering is the lower of (a) 85 percent of the fair market value of a share of Class B Stock on the offering date of the offering or (b) 85 percent of the fair market value of a share of Class B Stock on the purchase date of the offering. The fair market value of a share of Class B Stock on any date is the closing price on the immediately preceding trading day of the Class B Stock on the New York Stock Exchange or, if the Class B Stock is not traded on the New York Stock Exchange, such other reported value of the Class B Stock as may be specified by the Board of Directors.

Custodian. Shares purchased under the ESPP are delivered to and held in the custody of a custodian (the “Custodian”), which is an investment or financial firm appointed by the Authorized Officer. By appropriate instructions to the Custodian, an employee may from time to time sell all or part of the shares held by the Custodian for the participant’s account in the public market at the market price at the time the order is executed. Also by appropriate instructions, the employee may transfer all or part of the shares held for that employee by the Custodian to the employee or to a regular individual brokerage account in the employee’s own name, except that no shares may be so transferred until two years after the offering date of the offering in which the shares were purchased.

Termination and Amendment. The ESPP will terminate when all of the shares reserved for purposes of the ESPP have been purchased, provided that the Board of Directors or the Authorized Officer in their sole discretion may terminate the ESPP at any time with respect to any participating subsidiary and the Board of Directors in its sole discretion may at any time terminate the ESPP completely.

The Board or the Authorized Officer may at any time amend the ESPP in any and all respects, except that only the Board may change (a) the number of shares reserved for the ESPP, (b) the maximum percentage of an employee’s eligible compensation that may be deducted from an employee’s paycheck during an offering, (c) the purchase price of shares offered pursuant to the ESPP, (d) the maximum number of shares that any participant may purchase in any single offering or certain other purchase limitations, or (e) certain other terms of the ESPP relating to the offering and purchase dates. Notwithstanding the foregoing, the Board may not without shareholder approval increase the number of shares reserved for the ESPP (except for adjustments in the event of stock dividends, reverse or forward stock splits, combinations of shares, recapitalizations or other changes in the outstanding Class B Stock) or decrease the purchase price of shares offered pursuant to the ESPP.

Tax Consequences

The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under the Code, employees will not recognize taxable income or gain with respect to shares purchased under the ESPP either at the offering date or the purchase date of an offering. If an employee disposes of shares purchased under the ESPP more than two years after the offering date, or in the event of the employee’s death at any time, the employee or the employee’s estate generally will be required to report as ordinary compensation income for the taxable year of disposition or death an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of disposition or death over the applicable purchase price, or (b) 15 percent of the fair market value of the shares on the offering date. In the case of such a disposition or death, the Company will not be entitled to any deduction from income. Any gain on the disposition in excess of the amount treated as ordinary compensation income generally will be capital gain.

If an employee disposes of shares purchased under the ESPP within two years after the offering date, the employee generally will be required to report the excess of the fair market value of the shares on the purchase date over the applicable purchase price as ordinary compensation income for the year of disposition. If the disposition is by sale, any difference between the fair market value of the shares on the purchase date and the disposition price generally will be capital gain or loss. In the event of a disposition within two years after the offering date, subject to certain limitations such as the $1,000,000 cap on deductibility under Section 162(m) of the Code, the Company generally will be entitled to a deduction from income in the year of such disposition equal to the amount the employee is required to report as ordinary compensation income.

Foreign Subsidiary Employee Stock Purchase Plan

The Company also operates a Foreign Subsidiary Employee Stock Purchase Plan (the “Foreign ESPP” and, when referred to herein collectively with the ESPP, the “Plans”) pursuant to which selected groups of employees of the Company’s foreign subsidiaries are provided an opportunity to purchase shares of Class B Stock that is similar to the opportunity to purchase shares afforded under the ESPP. An aggregate of 2,000,000 shares of Class B Stock has been reserved for issuance under the Foreign ESPP.

Purchases Under the ESPP and the Foreign ESPP

The following table indicates shares purchased under the Plans during the last fiscal year by the Named Executive Officers, by all executive officers as a group and by all employees (excluding executive officers) as a group:

	Shares Purchased in Fiscal 2009
Name and Position	Dollar Value (1)	Number of Shares
Mark G. Parker, Chief Executive Officer and President	—	—
Donald W. Blair, Vice President and Chief Financial Officer	$2,339	$309
Charles D. Denson, President of the NIKE Brand	3,481	430
Gary M. DeStefano, President, Global Operations	—	—
Trevor A. Edwards, Global Brand and Category Management	2,828	374
All Executive Officers (13 persons)	33,382	3,859
All Employees, excluding Executive Officers	9,175,988	970,721

(1)	“Dollar Value” equals the difference between the price paid for shares purchased under the Plans and the fair market value of the shares on the date the shares were purchased.

Vote Required for Approval and Recommendation by the Board of Directors

The Board of Directors recommends that shareholders vote FOR approval of the amendment to the ESPP. Holders of Class A Stock and Class B Stock will vote together as a single class on Proposal 2. If a quorum is present at the Annual Meeting, Proposal 2 will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker nonvotes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the results of the vote on this proposal.

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as independent registered public accounting firm to examine the Company’s consolidated financial statements for the fiscal year ending May 31, 2010 and to render other professional services as required.

The Audit Committee is submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.

Aggregate fees billed by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, for audit services related to the most recent two fiscal years, and for other professional services billed in the most recent two fiscal years, were as follows:

Type of Service	2009	2008
Audit Fees (1)	$7.2 million	$6.8 million
Audit-Related Fees (2)	$0.4 million	$0.3 million
Tax Fees (3)	$2.1 million	$0.9 million
All Other Fees (4)	$0.1 million	$0.1 million

Total	$9.8 million	$8.1 million

(1)	Comprised of the audits of the Company’s annual financial statements and reviews of the Company’s quarterly financial statements, as well as statutory audits of Company subsidiaries, attest services, comfort letters and consents to SEC filings. Audit fees also include audit services related to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting.

(2)	Comprised of employee benefit plan audits, acquisition due diligence, and consultations regarding financial accounting and reporting.

(3)	Comprised of services for tax compliance, tax planning, and tax advice. Tax compliance includes services related to the preparation or review of original and amended tax returns for the Company and its consolidated subsidiaries and represents $1.2 million and $0.4 million of the tax fees for fiscal 2009 and 2008, respectively. The remaining tax fees primarily include tax advice.

(4)	Comprised of services for the preparation of tax returns for expatriate employees and other miscellaneous services.

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee established policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee. During fiscal 2009, all such services were approved in advance except for one small engagement totaling $900. During fiscal 2008, fees totaling $10,000, or less than 0.2% of total fees, were paid to PricewaterhouseCoopers LLP for one engagement that was not pre-approved. All such services were approved by the Audit Committee promptly after their inadvertent omission from pre-approval was noticed.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following Report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management.

•	Discussed with the independent auditors the matters required to be discussed by SAS 61, as amended.

•

Received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

•

Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

Alan B. Graf, Jr., Chairman

John G. Connors

Orin C. Smith

OTHER MATTERS

As of the time this proxy statement was printed, management was unaware of any proposals to be presented for consideration at the Annual Meeting other than those set forth herein, but if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy according to their best judgment.

SHAREHOLDER PROPOSALS

A proposal by a shareholder for inclusion in the Company’s proxy statement and form of proxy for the 2010 annual meeting of shareholders must be received by John F. Coburn III, Secretary of NIKE, at One Bowerman Drive, Beaverton, Oregon 97005-6453, on or before April 6, 2010 to be eligible for inclusion. Rules under the Securities Exchange Act of 1934 describe standards as to the submission of shareholder proposals. In addition, the Company’s bylaws require that any shareholder wishing to make a nomination for Director, or wishing to introduce a proposal or other business at a shareholder meeting must give the Company at least 60 days’ advance written notice, and that notice must meet certain requirements described in the bylaws.

For the Board of Directors

JOHN F. COBURN III

SECRETARY

EXHIBIT A

NIKE, INC. EMPLOYEE STOCK PURCHASE PLAN*

1. Purpose of the Plan. NIKE, Inc. (the “Company”) believes that ownership of shares of its common stock by employees of the Company and its Participating Subsidiaries (as defined below) is desirable as an incentive to better performance and improvement of profits, and as a means by which employees may share in the rewards of growth and success. The purpose of the Company’s Employee Stock Purchase Plan (the “Plan”) is to provide a convenient means by which employees of the Company and Participating Subsidiaries may purchase the Company’s shares through payroll deductions and a method by which the Company may assist and encourage such employees to become share owners. The Company operates a Foreign Subsidiary Employee Stock Purchase Plan (as amended from time to time, the “Foreign ESPP”) pursuant to which selected groups of employees of the Company’s foreign subsidiaries (“Foreign Subsidiaries”) are provided a similar opportunity to purchase Company shares. Such groups of employees designated as participating groups for purposes of the Foreign ESPP are hereinafter referred to as “Participating Foreign ESPP Groups.”

2. Shares Reserved for the Plan. There are 10,000,000 ~~6,000,000~~ shares of the Company’s authorized but unissued or reacquired Class B Common Stock reserved for purposes of the Plan. The number of shares reserved for the Plan is subject to adjustment in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the outstanding Class B Common Stock of the Company. The determination of whether an adjustment shall be made and the manner of any such adjustment shall be made by the Board of Directors of the Company (the “Board”), which determination shall be conclusive.

3. Administration of the Plan. The Board has delegated to the Vice President of Global Human Resources of the Company (or, if the officer who is the Company’s senior human resources executive shall have a title other than Vice President of Global Human Resources, then such other officer) all authority for administration of the Plan and, in connection with such delegation and unless otherwise determined by the Board, the Plan shall be administered by or under the direction of such officer (the “Authorized Officer”), who may delegate some or all of his or her duties and authority to one or more Company employees. The Authorized Officer may promulgate rules and regulations for the operation of the Plan, adopt forms for use in connection with the Plan, and decide any question of interpretation of the Plan or rights arising thereunder. The Authorized Officer may consult with counsel for the Company on any matter arising under the Plan. Unless otherwise determined by the Board, all determinations and decisions of the Authorized Officer or the Board shall be conclusive.

4. Eligible Employees. The Board hereby authorizes the purchase of shares of Class B Common Stock pursuant to the Plan by employees of the Company and of each corporate subsidiary of the

*	Matter in bold and underline is new; matter in ~~italics and strikeout~~ is to be deleted.

Company, but has delegated to the Authorized Officer the authority to designate from time to time those subsidiaries which shall be participants in the Plan (each such participating subsidiary being hereinafter called a “Participating Subsidiary”). All Eligible Employees (as defined below) of the Company and all Eligible Employees of each Participating Subsidiary are eligible to participate in the Plan. An “Eligible Employee” is an employee of the Company or a Participating Subsidiary who has been employed by the Company or a Participating Subsidiary for at least one full month prior to the Offering Date (as defined below) excluding, however, (a) any employee whose customary employment is less than 20 hours per week, and (b) any employee who would, after a purchase of shares under the Plan, own or be deemed (under Section 424(d) of the Internal Revenue Code of 1986, as amended (the “Code”)) to own stock (including stock subject to any outstanding options held by the employee) possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary of the Company.

5. Offerings.

(a) Offering and Purchase Dates. The Plan shall be implemented by a series of six-month offerings (the “Offerings”), with a new Offering commencing on April 1 and October 1 of each year. Each Offering commencing on April 1 of any year shall end on September 30 of that year, and each Offering commencing on October 1 of any year shall end on March 31 of the following year. The first day of each Offering is the “Offering Date” for that Offering and the last day of each Offering is the “Purchase Date” for that Offering.

(b) Grants; Limitations. On each Offering Date, each Eligible Employee shall be granted an option under the Plan to purchase shares of Class B Common Stock on the Purchase Date for the Offering for the price determined under paragraph 7 of the Plan exclusively through payroll deductions authorized under paragraph 6 of the Plan; provided, however, that (i) no option shall permit the purchase of more than 1,000 shares, and (ii) no option may be granted under the Plan that would allow an employee’s right to purchase shares under all stock purchase plans of the Company and its parents and subsidiaries to which Section 423 of the Code applies to accrue at a rate that exceeds $25,000 of fair market value of shares (determined at the date of grant) for each calendar year in which such option is outstanding.

6. Participation in the Plan.

(a) Initiating Participation. An Eligible Employee may participate in an Offering under the Plan by submitting to the Company or its agent a subscription and payroll deduction authorization in the form specified by the Company. The subscription and payroll deduction authorization must be submitted no later than the “Subscription Deadline,” which shall be a number of days prior to the Offering Date with the exact number of days being established from time to time by the Authorized Officer by written notice to Eligible Employees. Once submitted, a subscription and payroll deduction authorization shall remain in effect unless amended or terminated, and upon the expiration of an Offering the participants in that Offering will be automatically enrolled in the new Offering starting the following day. The payroll deduction authorization will authorize the employing corporation to make payroll deductions in an amount designated by the participant from each of the participant’s paychecks during the Offering. The designated amount to be deducted from each paycheck must be a whole percentage of not less than one percent or more than 10 percent of the participant’s Compensation (as defined below) for the period covered by the paycheck; provided, however, that the amount actually deducted from any paycheck shall not exceed the amount remaining after deduction of all other required or elective withholdings and deductions from that paycheck. If payroll deductions are made by a Participating Subsidiary, that corporation will promptly remit the amount of the deductions to the Company.

(b) Definition of Compensation. “Compensation” means amounts received by the participant from the Company or Participating Subsidiary to the extent that the amounts are subject to federal income tax withholding on wages under Section 3401(a) of the Code, determined without regard to any limitations based on the nature or location of the employment or the services performed, and adjusted as follows:

(i) Before-tax contributions to a non-qualified deferred compensation arrangement, contributions to a plan qualified under Section 401(k) of the Code, and any amounts set aside by the participant from otherwise taxable pay under a welfare benefit plan qualified under Section 125 of the Code or for qualified transportation fringe benefits under Section 132 of the Code shall be included.

(ii) Taxable expense reimbursements, any amount paid in lieu of unused paid-time off (before or after termination of employment), moving expenses, welfare benefits, payments from a nonqualified deferred compensation plan, amounts realized from the exercise of a stock option or lapse of restrictions on restricted property, payments made in any form under the Company’s Long Term Incentive Plan (or similar long term incentive arrangements maintained by a Participating Subsidiary), and adjustments for overseas employment (other than any transfer premium) shall be excluded.

(c) Amending Participation. After a participant has begun participating in the Plan by initiating payroll deductions, the participant may amend the payroll deduction authorization (i) once during any Offering to decrease the amount of payroll deductions, and (ii) effective for the first paycheck of a new Offering to either increase or decrease the amount of payroll deductions. A request for a decrease in payroll deductions during an Offering must be submitted to the Company in the form specified by the Company no later than the Change Deadline (as defined below) for that Offering, and shall be effective for any paycheck only if the request is received by the Company at least 10 business days prior to the payday for that paycheck. A request for an increase or decrease in payroll deductions effective for the first paycheck of a new Offering must be submitted to the Company in the form specified by the Company no later than the Subscription Deadline for the new Offering. In addition, if the amount of payroll deductions from any participant during an Offering exceeds the maximum amount that can be applied to purchase shares in that Offering under the limitations set forth in paragraph 5(b) above, then (x) as soon as practicable following a written request from the participant, payroll deductions from the participant shall cease and all such excess amounts shall be refunded to the participant, and (y) payroll deductions from the participant shall restart as of the commencement of the next Offering at the rate set forth in the participant’s then effective payroll deduction authorization.

(d) Terminating Participation. After a participant has begun participating in the Plan by initiating payroll deductions, the participant may terminate participation in the Plan by notice to the Company in the form specified by the Company. To be effective to terminate participation in an Offering, a notice of termination must be submitted no later than the “Change Deadline,” which shall be a number of days prior to the Purchase Date for that Offering with the exact number of days being established from time to time by the Authorized Officer by written notice to participants. Participation in the Plan shall also terminate when a participant ceases to be an Eligible Employee for any reason, including death or retirement. A participant may not reinstate participation in the Plan with respect to a particular Offering after once terminating participation in the Plan with respect to that Offering. Upon termination of a participant’s participation in the Plan, all amounts deducted from the participant’s Compensation and not previously used to purchase shares under the Plan shall be returned to the participant; provided, however, that, if an employee’s participation in the Plan terminates because he or she has become an employee in a Participating Foreign ESPP Group (and has therefore ceased to be an Eligible Employee), then, if such event occurs during an offering under the Foreign ESPP (but after the offering date for that offering), (i) such amounts shall not be returned to the participant, but shall instead be contributed and applied to the purchase of shares under the Foreign ESPP, subject to the terms and conditions of the Foreign ESPP, and (ii) the employee shall otherwise participate in the Foreign ESPP, subject to the terms and conditions of the Foreign ESPP.

7. Option Price. The price at which shares shall be purchased in an Offering shall be the lower of (a) 85% of the fair market value of a share of Class B Common Stock on the Offering Date of the Offering or (b) 85% of the fair market value of a share of Class B Common Stock on the Purchase Date of the Offering. The fair market value of a share of Class B Common Stock on any date shall be the closing price on the immediately preceding trading day of the Class B Common Stock on the New York Stock Exchange or, if the Class B Common Stock is not traded on the New York Stock Exchange, such other reported value of the Class B Common Stock as shall be specified by the Board.

8. Purchase of Shares. All amounts withheld from the Compensation of a participant shall be credited to his or her account under the Plan. No interest will be paid on such accounts, unless otherwise determined by the Authorized Officer. On each Purchase Date, the amount of the account of each participant will be applied to the purchase of shares (including fractional shares) by such participant from the Company at the price determined under paragraph 7 above. Any cash balance remaining in a participant’s account after a Purchase Date as a result of the limitations set forth in paragraph 5(b) above shall be repaid to the participant.

9. Delivery and Custody of Shares. Shares purchased by participants pursuant to the Plan will be delivered to and held in the custody of such investment or financial firm (the “Custodian”) as shall be appointed by the Authorized Officer. The Custodian may hold in nominee or street name certificates for shares purchased pursuant to the Plan, and may commingle shares in its custody pursuant to the Plan in a single account without identification as to individual participants. By appropriate instructions to the Custodian, a participant may from time to time sell all or part of the shares held by the Custodian for the participant’s account at the market price at the time the order is executed. If a participant desires to sell all of the shares in his or her account, the Custodian or the Company will purchase any fraction of a share in the account at the same price per share that the whole shares are sold on the market. By appropriate instructions to the Custodian, a participant may obtain (a) transfer into the participant’s own name of all or part of the whole shares held by the Custodian for the participant’s account and delivery of such whole shares to the participant, or (b) transfer of all or part of the whole shares held for the participant’s account by the Custodian to a regular individual brokerage account in the participant’s own name, either with the firm then acting as Custodian or with another firm; provided, however, that no shares may be transferred under (a) or (b) until two years after the Offering Date of the Offering in which the shares were purchased.

10. Records and Statements. The Custodian will maintain the records of the Plan. As soon as practicable after each Purchase Date each participant will receive a statement showing the activity of his or her account since the preceding Purchase Date and the balance on the Purchase Date as to both cash and shares. Participants will be furnished such other reports and statements, and at such intervals, as the Authorized Officer shall determine from time to time.

11. Expense of the Plan. The Company will pay all expenses incident to operation of the Plan, including costs of record keeping, accounting fees, legal fees, commissions and issue or transfer taxes on purchases pursuant to the Plan, on dividend reinvestments and on delivery of shares to a participant or into his or her brokerage account. The Company will not pay expenses, commissions or taxes incurred in connection with sales of shares by the Custodian at the request of a participant. Expenses to be paid by a participant will be deducted from the proceeds of sale prior to remittance.

12. Rights Not Transferable. The right to purchase shares under this Plan is not transferable by a participant, and such right is exercisable during the participant’s lifetime only by the participant. Upon the death of a participant, any cash withheld and not previously applied to purchase shares, together with any shares held by the Custodian for the participant’s account shall be transferred to the persons entitled thereto under the laws of the state of domicile of the participant upon a proper showing of authority.

13. Dividends and Other Distributions; Reinvestment. Stock dividends and other distributions in shares of Class B Common Stock of the Company on shares held by the Custodian shall be issued to the

Custodian and held by it for the account of the respective participants entitled thereto. Cash distributions other than dividends, if any, on shares held by the Custodian will be paid currently to the participants entitled thereto. Cash dividends, if any, on shares held by the Custodian will be reinvested in Class B Common Stock on behalf of the participants entitled thereto. The Custodian shall establish a separate account for each participant for the purpose of holding shares acquired through reinvestment of the participant’s dividends. On each dividend payment date, the Custodian shall receive from the Company the aggregate amount of dividends payable with respect to all shares held by the Custodian for participants’ accounts under the Plan. As soon as practicable thereafter, the Custodian shall use all of the funds so received to purchase shares of Class B Common Stock in the public market, and shall then allocate such shares (including fractional shares) among the dividend reinvestment accounts of the participants pro rata based on the amount of dividends reinvested for each participant. A participant may sell or transfer shares in the participant’s dividend reinvestment account in accordance with paragraph 9 above, except that there shall be no holding period required for a transfer from a dividend reinvestment account.

14. Voting and Shareholder Communications. In connection with voting on any matter submitted to the shareholders of the Company, the Custodian will cause the shares held by the Custodian for each participant’s accounts to be voted in accordance with instructions from the participant or, if requested by a participant, furnish to the participant a proxy authorizing the participant to vote the shares held by the Custodian for his or her accounts. Copies of all general communications to shareholders of the Company will be sent to participants in the Plan.

15. Tax Withholding. Each participant who has purchased shares under the Plan shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding determined by the Company to be required. If the Company determines that additional withholding is required beyond any amount deposited at the time of purchase, the participant shall pay such amount to the Company on demand. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant, including salary, subject to applicable law.

16. Responsibility and Indemnity. Neither the Company, the Board, the Custodian, any Participating Subsidiary, any Foreign Subsidiary, nor any member, officer, agent, or employee of any of them, shall be liable to any participant under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from gross negligence, willful misconduct or intentional misfeasance. The Company will indemnify and save harmless the Board, the Custodian and any such member, officer, agent or employee against any claim, loss, liability or expense arising out of the Plan, except such as may result from the gross negligence, willful misconduct or intentional misfeasance of such entity or person.

17. Conditions and Approvals. The obligations of the Company under the Plan shall be subject to compliance with all applicable state and federal laws and regulations, compliance with the rules of any stock exchange on which the Company’s securities may be listed, and approval of such federal and state authorities or agencies as may have jurisdiction over the Plan or the Company. The Company will use its best effort to comply with such laws, regulations and rules and to obtain such approvals.

18. Amendment of the Plan. Unless otherwise determined by the Board, the Board or the Authorized Officer may from time to time amend the Plan in any and all respects; provided, however, that only the Board may change (a) the number of shares reserved for purposes of the Plan, (b) the purchase price of shares offered pursuant to the Plan, (c) the terms of paragraph 5 above, or (d) in paragraph 6(a) above the maximum percentage of a participant’s Compensation that may be deducted from a participant’s paycheck during an Offering. Notwithstanding the foregoing, the Board may not without the approval of the shareholders of the Company increase the number of shares reserved for purposes of the Plan (except for adjustments authorized in paragraph 2 above) or decrease the purchase price of shares offered pursuant to the Plan.

19. Termination of the Plan. The Plan shall terminate when all of the shares reserved for purposes of the Plan have been purchased, provided that (a) the Board or the Authorized Officer in their sole discretion may at any time terminate the Plan with respect to any Participating Subsidiary, without any obligation on account of such termination, except as set forth in the following sentence, and (b) the Board in its sole discretion may at any time terminate the Plan completely, without any obligation on account of such termination, except as set forth in the following sentence. Upon any such termination, the cash and shares, if any, held in the accounts of each participant to whom the termination applies shall forthwith be distributed to the participant or to the participant’s order, provided that if prior to such termination, the Board and shareholders of the Company shall have adopted and approved a substantially similar plan, the Board may in its discretion determine that the accounts of each participant under this Plan to whom the termination applies shall be carried forward and continued as the accounts of such participant under such other plan, subject to the right of any participant to request distribution of the cash and shares, if any, held for his or her accounts.

ANNUAL

MEETING

AND

PROXY STATEMENT

September 21, 2009

Beaverton, Oregon

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT September 20, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT September 20, 2009. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M16101-Z50168	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NIKE, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote On Directors
1.	To elect a Board of Directors for the ensuing year.		☐	☐	☐
Election by Class A:
Nominees:
	01) John G. Connors	06) Mark G. Parker
	02) Timothy D. Cook	07) Johnathan A. Rodgers
	03) Ralph D. DeNunzio	08) Orin C. Smith
	04) Douglas G. Houser	09) John R. Thompson, Jr.
05) Philip H. Knight
Vote On Proposals								For	Against	Abstain
2.	To approve an amendment to the Nike, Inc. Employee Stock Purchase Plan.							☐	☐	☐
3.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.							☐	☐	☐
4.	To transact such other business as may properly come before the meeting.
For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Form 10-K and Letter to Shareholders are available at www.proxyvote.com/nike09.

M16102-Z50168

NIKE, INC.

CLASS A COMMON STOCK PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2009 MEETING OF SHAREHOLDERS

SEPTEMBER 21, 2009

The undersigned hereby appoints Philip H. Knight, Mark G. Parker and Douglas G. Houser, and each of them, proxies with full power of substitution, to vote, as designated on the reverse side, on behalf of the undersigned, all shares of Class A Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 21, 2009, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, AND FOR PROPOSALS 2, AND 3. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE THESE SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR PROPERLY VOTE BY PHONE OR INTERNET.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT September 20, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by NIKE, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in the future.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT September 20, 2009. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NIKE, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M16099-P83970	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NIKE, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors
1.	To elect a Board of Directors for the ensuing year.	☐	☐	☐
Election by Class B:
Nominees:
01) Jill K. Conway
02) Alan B. Graf, Jr.
03) John C. Lechleiter
Vote on Proposals							For	Against	Abstain
2.	To approve an amendment to the NIKE, Inc. Employee Stock Purchase Plan.						☐	☐	☐
3.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.						☐	☐	☐
4.	To transact such other business as may properly come before the meeting.
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Form 10-K and Letter to Shareholders are available at www.proxyvote.com/nike09.

M16100-P83970

NIKE, INC.

CLASS B COMMON STOCK PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2009 MEETING OF SHAREHOLDERS

SEPTEMBER 21, 2009

The undersigned hereby appoints Philip H. Knight, Mark G. Parker and Douglas G. Houser, and each of them, proxies with full power of substitution, to vote, as designated on the reverse side, on behalf of the undersigned, all shares of Class B Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 21, 2009, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, AND FOR PROPOSALS 2, AND 3. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE THESE SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR PROPERLY VOTE BY PHONE OR INTERNET.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)